Exhibit 10.1

$92,000,000

CREDIT AGREEMENT

Dated as of May 23, 2013

among

SUMMIT HOTEL OP, LP,

as Borrower,

SUMMIT HOTEL PROPERTIES, INC.,

as Parent Guarantor,

THE OTHER GUARANTORS NAMED HEREIN,

as Subsidiary Guarantors,

THE INITIAL LENDERS NAMED HEREIN,

as Initial Lenders,

KEYBANK NATIONAL ASSOCIATION,

as Administrative Agent,

REGIONS BANK,

as Syndication Agent,

and

KEYBANC CAPITAL MARKETS

and

REGIONS CAPITAL MARKETS

as Co-Lead Arrangers

i

TABLE OF CONTENTS

(continued)

ii

SCHEDULES

Schedule I	—	Commitments and Applicable Lending Offices
Schedule II	—	Borrowing Base Assets
Schedule III	—	Subsidiary Guarantor Requirements - SPE Provisions
Schedule IV	—	Subsidiary Guarantor Requirements - UCC Article 8 Opt-In Provisions
Schedule V	—	Approved Managers
Schedule VI	—	Allocated Loan Amounts
Schedule VII	—	Insurance Requirements
Schedule 4.01(b)	—	Subsidiaries
Schedule 4.01(f)	—	Material Litigation
Schedule 4.01(o)	—	Existing Liens
Schedule 4.01(p)	—	Real Property
Part I	—	Owned Assets
Part II	—	Leased Assets
Part III	—	Management Agreements
Part IV	—	Franchise Agreements
Schedule 4.01(q)	—	Environmental Concerns
Schedule 4.01(x)	—	PIP Credit

EXHIBITS

Exhibit A                               Form of Note

Exhibit B                               Form of Notice of Borrowing

Exhibit C                               Form of Assignment and Acceptance

Exhibit D                               Form of Operating Lease Subordination Agreement

Exhibit E                               Form of Section 2.12(e) U.S. Tax Compliance Certificate

iii

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of May 23, 2013 (this “Agreement”) among SUMMIT HOTEL OP, LP, a Delaware limited partnership (the “Borrower”), SUMMIT HOTEL PROPERTIES, INC., a Maryland corporation (the “Parent Guarantor”), the entities listed on the signature pages hereof as the subsidiary guarantors (the “Subsidiary Guarantors” and, together with the Parent Guarantor, the “Guarantors”), the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the initial lenders (the “Initial Lenders”), KEYBANK NATIONAL ASSOCIATION (“KeyBank”), as administrative agent (together with any successor administrative agent appointed pursuant to Article VIII, the “Administrative Agent”) for the Lender Parties (as hereinafter defined) and the Secured Parties (as hereinafter defined) REGIONS BANK, as syndication agent, and KEYBANC CAPITAL MARKETS and REGIONS CAPITAL MARKETS, as co-lead arrangers (the “Arrangers”).

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01     Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Appraisal” means an Appraisal, that has been commissioned and found acceptable in scope, form and substance by the Administrative Agent.

“Adjusted Net Operating Income” means, with respect to any Borrowing Base Asset, (a) the Net Operating Income attributable to such Borrowing Base Asset less (b) the Deemed FF&E Reserve for such Borrowing Base Asset, less (c) the Deemed Management Fee for such Borrowing Base Asset, in each case for the consecutive twelve (12) months most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means such account as the Administrative Agent shall specify in writing.

“Administrative Agent’s Head Office” means the Administrative Agent’s head office located at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other location as the Administrative Agent may designate from time to time by written notice to the Borrower and the Lenders.

“Advance” means a Term Loan Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.  For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Agreement” has the meaning specified in the recital of parties to this Agreement.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount determined by the Administrative Agent equal to:  (a) in the case of a Hedge Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the “Master Agreement”), the amount, if any, that would be payable by any Loan Party or any of its Subsidiaries to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) such Loan Party or Subsidiary was the sole “Affected Party”, and (iii) the Administrative Agent was the sole party determining such payment amount (with the Administrative Agent making such determination pursuant to the provisions of the form of Master Agreement); or (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party party to such Hedge Agreement determined by the Administrative Agent based on the settlement price of such Hedge Agreement on such date of determination; or (c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party party to such Hedge Agreement determined by the Administrative Agent as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party or Subsidiary exceeds (ii) the present value of the future cash flows to be received by such Loan Party or Subsidiary pursuant to such Hedge Agreement; capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the above described Master Agreement.

“Allocated Loan Amount” means for each Borrowing Base Asset, the amount set forth on Schedule VI hereto as the portion of the Advances allocable to such Borrowing Base Asset.  [TBD:  Note if not determined prior to closing, partial releases will be prohibited until determined]

“Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Advance and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means, at any date of determination, a percentage per annum as set forth below:

Applicable Margin for Base Rate Advances	Applicable Margin for Eurodollar Rate Advances
1.25%	2.25%

“Appraisal” means an appraisal complying with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time,

commissioned by and prepared for the account of the Administrative Agent (for the benefit of the Lenders) by a MAI appraiser acceptable to the Administrative Agent.

“Appraised Value” means, for any Borrowing Base Asset, the “as-is” fair market value of such Borrowing Base Asset, determined by the Administrative Agent based on an Acceptable Appraisal of such Borrowing Base Asset, after discretionary adjustments of the value shown in such Acceptable Appraisal following a review by the Administrative Agent’s appraisal review department.

“Approved Electronic Communications” means each Communication that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information materials required to be delivered pursuant to Sections 5.03(b), (c), (e), (g), and (k); provided, however, that solely with respect to delivery of any such Communication by any Loan Party to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic Communication” shall exclude (i) any notice of borrowing, notice of conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.06(a) and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning specified in Section 9.02(c).

“Approved Franchisor” means, with respect to any Hotel Asset, a nationally recognized hotel brand franchisor that has entered into a written franchise agreement (i) substantially in the form customarily used by such franchisor at such time or (ii) in form and substance reasonably satisfactory to the Required Lenders.  The Lenders confirm that as of the Closing Date each of the existing franchisors of the Hotel Assets shown on Schedule Part IV of Schedule 4.01(p) hereto are satisfactory to the Required Lenders and shall be considered an Approved Franchisor with respect to the applicable Hotel Assets listed in such Schedule.

“Approved Manager” means a nationally recognized hotel manager (a) with (or controlled by a Person or Persons with) at least ten years of experience in the management of limited service, select service and full service hotels that have been rated “upscale” or “midscale” or better by Smith Travel Research, (b) that is engaged pursuant to a written management agreement (i) in form and substance reasonably satisfactory to the Required Lenders or (ii) substantially similar, in form and substance, to the management agreements entered into by the Loan Parties in effect as of the Closing Date, and (c) that has entered into a subordination agreement in form and substance reasonably satisfactory to the Required Lenders if required by the Agreement.  The Lenders confirm that as of the Closing Date the existing manager of the Borrowing Base Assets, White Lodging Services Corporation, is satisfactory to the Required Lenders.  For purposes of this definition, the term “control” (including the term “controlled by”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Arrangers” has the meaning specified in the recital of parties to this Agreement.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender Party and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit C hereto.

“Assignment of Interests” means that certain Collateral Assignment of Interests dated of even date with this Agreement from Borrower to Administrative Agent.

“Assignments of Leases” has the meaning specified in Section 3.04(b).

“Bankruptcy Law” means any applicable law governing a proceeding of the type referred to in Section 6.01(f) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means the greatest of (a) the fluctuating annual rate of interest announced from time to time by the Administrative Agent at the Administrative Agent’s Head Office as its “prime rate”, (b) one half of one percent (0.5%) above the Federal Funds Rate, or (c) the then applicable Eurodollar Rate for an Interest Period of one month plus one percent (1%).  The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.  Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of the opening of business on the Business Day on which such change in the Base Rate becomes effective, without notice or demand of any kind.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower’s Account” means the account of the Borrower maintained by the Borrower with US Bank, ABA No. 075000022, Account Number 182380523155 or such other account as the Borrower shall specify in writing to the Administrative Agent.

“Borrowing” means a borrowing consisting of simultaneous Term Loan Advances of the same Type made by the Lenders.

“Borrowing Base Assets” means the Hotel Assets listed on Schedule II hereto on the Closing Date, but excluding, in each case, any such Borrowing Base Assets removed pursuant to Section 5.02(e)(iii).  For the purposes of this Agreement, the Indiana Assets shall be considered one Borrowing Base Asset (and may not be released separately) and the Kentucky Assets shall be considered one Borrowing Base Asset (and may not be released separately).

“Borrowing Base Conditions” means, with respect to any Borrowing Base Asset, that such Asset (a) is wholly-owned directly or indirectly by the Borrower in fee simple absolute through a Subsidiary Guarantor and is leased to the applicable TRS Lessee(s) pursuant to an Operating Lease(s); (b) is fully operating, open to the public, and not under development, redevelopment or renovation (except for renovations related to PIP Improvements set forth on Schedule 4.02(x)); (c) is free of all material structural defects or architectural deficiencies, title defects, environmental or other material matters (including a casualty event or condemnation) that could reasonably be expected to have a material adverse effect on the value, use or ability to sell or refinance such Asset; (d) is operated by an Approved Manager; (e) is operated under a nationally recognized brand subject to a Franchise Agreement with an Approved Franchisor; (f) is not subject to mezzanine Indebtedness financing other than pursuant to this Agreement; (g) is not, and no interest of the Borrower or any of its Subsidiaries therein is, subject to any Lien (other than Permitted Liens) or any Negative Pledge; (h) is 100% owned by a Subsidiary Guarantor that satisfies the Subsidiary Guarantor Requirements and none of the Borrower’s or the Parent Guarantor’s direct or indirect Equity Interests in such Subsidiary Guarantor or TRS Lessee is subject to any Lien (other than Permitted Liens) or any Negative Pledge, and the Borrower directly, or indirectly through a Subsidiary, has the right to take the following actions without the need to obtain the consent of any Person:  (i) to create Liens on such Borrowing Base Asset and on the Equity Interests in such Subsidiary as security for Indebtedness of the Borrower or such Subsidiary, as applicable, and (ii) to sell, transfer or otherwise dispose of such Borrowing Base Asset; and (i) is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with such Borrowing Base Asset or any portion thereof.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in Cleveland, Ohio and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following, to the extent owned by the applicable Loan Party or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents) and having a maturity of not greater than 90 days from the date of issuance thereof:  (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) certificates of deposit of or time deposits with any commercial bank that is a Lender Party or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1,000,000,000 or (c) commercial paper in an aggregate amount of not more than $50,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least “Prime 1” (or the then equivalent grade) by Moody’s or “A 1” (or the then equivalent grade) by S&P.

“Cash Management Agreement” means the Cash Management Agreement to be entered into among the Borrower, the Subsidiary Guarantors, the TRS Lessees identified therein and the Administrative Agent, for the ratable benefit of the Secured Parties, in form and substance satisfactory to Administrative Agent, as amended from time to time.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change of Control” means the occurrence of any of the following:  (a) any Person or two or more Persons acting in concert shall have acquired and shall continue to have following the date hereof beneficial ownership (within the meaning of Rule 13d 3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of the Parent Guarantor (or other securities convertible into such Voting Interests) representing 35% or more of the combined voting power of all Voting Interests of the Parent Guarantor; or (b) there is a change in the composition of the Parent Guarantor’s Board of Directors over a period of 24 consecutive months (or less) such that a majority of Board members (rounded up to the nearest whole number) ceases, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board; or (c) any Person or two or more Persons acting in concert shall have acquired and shall continue to have following the date hereof, by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation will result in its or their acquisition of the power to direct, directly or indirectly, the management or policies of the Parent Guarantor; or (d) the Parent Guarantor ceases to be the sole member of and the direct legal and beneficial owner of all of the limited liability company interests in, Summit Hotel GP, LLC and/or Summit Hotel GP, LLC ceases to be the sole general partner of and the direct legal and beneficial owner of all of the general partnership interests in, the Borrower or (e) the Parent Guarantor ceases to be the direct or indirect beneficial owner of more than 60% of the limited partnership interests in the Borrower; or (f) the Parent Guarantor shall create, incur, assume or suffer to exist any Lien on the Equity Interests in the Borrower owned by it other than pursuant to the “Collateral Documents” (as defined in the Existing Credit Agreement); or (g) the Borrower ceases to be the direct or indirect legal and beneficial owner of all of the Equity Interests in each direct and indirect Subsidiary that owns or leases a Borrowing Base Asset; or (h) the Borrower ceases to be the direct legal and beneficial owner of all of the Equity Interests in TRS Holdco; or (i) TRS Holdco ceases to be the direct legal and beneficial owner of all of the Equity Interests in each TRS Lessee.

“Closing Date” means May 23, 2013 or such other date as may be agreed upon by the Borrower and the Administrative Agent.

“Collateral” means all “Collateral” and, if applicable, all “Mortgaged Property” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Administrative Agent for the benefit of the Secured Parties and includes, without limitation, all Borrowing Base Assets.

“Collateral Documents” means (a) the Assignment of Interests, (b) Security Agreement, the Mortgages, the Assignments of Leases, the Cash Management Agreement, the Control Agreement (each when executed and delivered), and (c) any other agreement entered into by a Loan Party that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Term Loan Commitment.

“Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating this Agreement, the other Loan Documents, any Loan Party or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents including, without limitation, all Approved Electronic Communications.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Contingent Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Indebtedness, leases, dividends or other payment Obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Control Agreement” shall mean an agreement in form and substance satisfactory to Administrative Agent, pursuant to which Administrative Agent is granted control (within the meaning of the Uniform Commercial Code) over the bank accounts in which all revenues from the Borrowing Base Assets are deposited.

“Conversion”, “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.07(d), 2.09 or 2.10.

“Customary Carve-Out Agreement” has the meaning specified in the definition of Non-Recourse Debt.

“Debt for Borrowed Money” of any Person means all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person; provided, however, that in the case of the Parent Guarantor and its Subsidiaries “Debt for Borrowed Money” shall also include, without duplication, the JV Pro Rata Share of Debt for Borrowed Money for each Joint Venture.

“Debtor Relief Laws” means any Bankruptcy Law, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Debtor Subsidiary” has the meaning specified in Section 6.01(f).

“Deemed FF&E Reserve” means, with respect to any Borrowing Base Asset or Borrowing Base Assets for the consecutive twelve (12) months most recently ended, an amount equal to 4% of the Gross Hotel Revenues for such fiscal period.

“Deemed Management Fee” means, with respect to any Borrowing Base Asset for the consecutive twelve (12) months most recently ended, the greater of (i) an amount equal to 3.5% of the Gross Hotel Revenues of such Borrowing Base Asset for such fiscal period and (ii) all actual management fees payable in respect of such Borrowing Base Asset during such fiscal period.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means, subject to Section 9.10(b), any Lender that (a) has failed to (i) fund all or any portion of its Commitments within two Business Days of the date any such Commitment was required to be funded by such Lender hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding the Advance has not been satisfied (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such notice) or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two

Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Commitment hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within two Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Person.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 9.10(a)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Eligible Assignee” means a Lender; (i) an Affiliate or Fund Affiliate of a Lender; (ii) a commercial bank organized under the laws of the United States, or any State thereof, respectively, and having total assets in excess of $500,000,000; (iii) a savings and loan association or savings bank organized under the laws of the United States or any State thereof, and having total assets in excess of $500,000,000; (iv) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $500,000,000, so long as such bank is acting through a branch or agency located in the United States; (v) the central bank of any country that is a member of the OECD; (vi) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $500,000,000; and (vii) any other Person approved by the Administrative Agent, and, unless a Default has occurred and is continuing at the time any assignment is effected pursuant to Section 9.07, approved by the Borrower, each such approval not to be unreasonably withheld or delayed; provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition; and provided further that that neither a Defaulting Lender nor any Affiliate of a Defaulting Lender shall qualify as an Eligible Assignee under this definition.

“Environmental Action” means any enforcement action, suit, demand, demand letter, claim of liability, notice of noncompliance or violation, notice of liability or potential liability, investigation, enforcement proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30 day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for any Eurodollar Rate Advance for any Interest Period, the average rate as shown in Reuters Screen LIBOR 01 Page (or any successor service, or if such Person no longer reports such rate as determined by Administrative Agent, by another commercially available source providing such quotations approved by Administrative Agent) at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates, adjusted for reserves and taxes if required by future regulations.  If such service or such other Person approved by Administrative Agent described above no longer reports such rate or Administrative Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Administrative Agent in the London Interbank Market, Eurodollar Rate Advances shall accrue interest at the Base Rate plus the Applicable Margin for Base Rate Advances.  For any period during which a Eurodollar Rate Percentage shall apply, the Eurodollar Rate with respect to Eurodollar Rate Advances shall be equal to the amount determined above divided by an amount equal to 1 minus the Eurodollar Rate Reserve Percentage.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Rate Reserve Percentage” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, the reserve percentage applicable three Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Existing Credit Agreement” means that certain Credit Agreement dated as of April 29, 2011, among Borrower, Parent Guarantor, Deutsche Bank AG New York Branch, individually and as administrative agent, and the other lenders from time to time a party thereto, as such agreement may have been amended from time to time through the date hereof.  In the event that such Credit Agreement shall be modified or any of the provisions thereof shall be waived, and the Required Lenders hereunder shall have approved the amendment or waiver thereunder in writing, then such amendment or waiver shall be deemed to be a part of the definition of Existing Credit Agreement.

“Existing Debt” has the meaning set forth in the Existing Credit Agreement.

“Extension Date” has the meaning specified in Section 2.16.

“Facility” means the Term Loan Facility.

“Federal Funds Rate” means, for any period, the rate per annum (rounded upward to the nearest one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

“Fee Letter” means the fee letter dated as of even date with this Agreement among the Borrower, KeyBank and Regions Bank, as the same may be amended from time to time.

“FF&E” has the meaning specified in the “Security Agreement” delivered pursuant to the Existing Credit Agreement (as applied to the Borrowing Base Assets).

“Fiscal Year” means a fiscal year of the Parent Guarantor and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“Flood Hazard Property” has the meaning specified in Section 3.01(a)(xxiii).

“Franchise Agreements” means the Franchise Agreements set forth on Part IV of Schedule 4.01(p) hereto.

“Fund Affiliate” means, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“GAAP” has the meaning specified in Section 1.03.

“Good Faith Contest” means the contest of an item as to which:  (a) such item is contested in good faith, by appropriate proceedings, (b) reserves that are adequate are established with respect to such contested item in accordance with GAAP and (c) the failure to pay or comply with such contested item during the period of such contest could not reasonably be expected to result in a Material Adverse Effect.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Gross Hotel Revenues” means all revenues and receipts of every kind derived from operating such Borrowing Base Asset or Borrowing Base Assets, as the case may be, and parts thereof, including, without limitation, income (from both cash and credit transactions), before commissions and discounts for prompt or cash payments, from rentals or sales of rooms, stores, offices, meeting space, exhibit space, or sales space of every kind (including rentals from timeshare marketing and sales desks); license, lease, and concession fees and rentals (not including gross receipts of licensees, lessees, and concessionaires); net income from vending machines; health club membership fees; food and beverage sales; parking; sales of merchandise (other than proceeds from the sale of FF&E no longer necessary to the operation of such Borrowing Base Asset or Borrowing Base Assets); service charges, to the extent not distributed to the employees at such Borrowing Base Asset or Borrowing Base Assets as, or in lieu of, gratuities; and proceeds, if any, from business interruption or other loss of income insurance; provided, however, that Gross Hotel Revenues shall not include gratuities to employees of such Borrowing Base Asset or Borrowing Base Assets; federal, state, or municipal excise, sales, use, or similar taxes collected directly from tenants, patrons, or guests or included as part of the sales price of any goods or services; insurance proceeds (other than proceeds from business interruption or other loss of income insurance); condemnation proceeds; or any proceeds from any sale of such Borrowing Base Asset or Borrowing Base Assets.

“Guaranteed Obligations” has the meaning specified in Section 7.01.

“Guaranty” means the Guaranty by the Guarantors pursuant to Article VII.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, radon gas and mold and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

“Hotel Asset” means Real Property that operates or is intended to be operated as a hotel, resort or other lodging for transient use of rooms or is a structure from which a hotel, resort or other lodging for transient use of rooms is operated or intended to be operated.

“Indebtedness” of any Person means the sum of (without duplication) (i) all Debt for Borrowed Money and for the deferred purchase price of property or services (excluding ordinary payable and accrued expenses and deferred purchase price which is not yet a liquidated sum), (ii) the aggregate amount of all Capitalized Leases Obligations, (iii) all indebtedness of the types described in clause (i) or (ii) of this definition of Persons other than Parent Guarantor and its consolidated subsidiaries secured by any Lien on any property owned by Parent Guarantor or any of its Consolidated Subsidiaries, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of such indebtedness or, if not stated or if indeterminable, in an amount equal to the fair market value of the property to which such Lien relates, as determined in good faith by such Person), (iv) all Contingent Obligations, and (v) the net termination value (if negative) of all indebtedness in respect of Hedge Agreements;

“Indemnified Costs” has the meaning specified in Section 8.05(a).

“Indemnified Party” has the meaning specified in Section 7.06(a).

“Indiana Assets” means the Borrowing Base Assets located in Indiana listed as items 1 and 2 on Schedule II hereto.

“Information” has the meaning specified in Section 9.11.

“Initial Extension of Credit” means the Borrowing at the Closing Date.

“Initial Lenders” has the meaning specified in the recital of parties to this Agreement.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be one, two or three months, as the Borrower may, upon notice received by the Administrative Agent not later than 12:00 Noon (Cleveland, Ohio time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a)                                 the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance that ends after the Termination Date;

(b)                                 Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c)                                  whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d)                                 whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investment” means (a) any loan or advance to any Person, any purchase or other acquisition of any Equity Interests or Indebtedness or the assets comprising a division or business unit or a substantial part or all of the business of any Person, any capital contribution to any Person or any other direct or indirect investment in any Person, including, without limitation, any acquisition by way of a merger or consolidation and any arrangement pursuant to which the investor incurs Indebtedness of the types referred to in clause (iii) or (iv) of the definition of “Indebtedness” in respect of any Person, and (b) the purchase or other acquisition of any real property.

“Joint Venture” means any joint venture (a) in which the Parent Guarantor or any of its Subsidiaries holds any Equity Interest, (b) that is not a Subsidiary of the Parent Guarantor or any of its Subsidiaries and (c) the accounts of which would not appear on the Consolidated financial statements of the Parent Guarantor.

“JV Pro Rata Share” means, with respect to any Joint Venture at any time, the fraction, expressed as a percentage, obtained by dividing (a) the total book value of all Equity Interests in such Joint Venture held by the Parent Guarantor and any of its Subsidiaries by (b) the total book value of all outstanding Equity Interests in such Joint Venture at such time.

“Kentucky Assets” means the Borrowing Base Assets located in Kentucky listed as items 3 and 4 on Schedule II hereto.

“KeyBank” has the meaning specified in the recitals of parties to this Agreement.

“Lender Party” means any Lender.

“Lenders” means the Initial Lenders, and each Person that shall become a Lender hereunder pursuant to Section 9.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means (a) this Agreement, (b) the Notes, (c) the Fee Letter, and (d) the Collateral Documents, in each case, as amended.

“Loan Parties” means the Borrower and the Guarantors.

“Management Agreements” means the Management Agreements set forth on Part III of Schedule 4.01(p) hereto (as supplemented from time to time in accordance with the provisions hereof).

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means a material adverse change in the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower, the Guarantors and their respective Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower, the Guarantors and their respective Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender Party under any Loan Document, (c) the ability of any Loan Party to perform its Obligations under any Loan Document to which it is or is to be a party, (d) the value of the Collateral or (e) the value, use or ability to sell or refinance any Borrowing Base Asset.

“Material Contract” means each contract to which the Borrower or any of its Subsidiaries is a party involving aggregate consideration payable to or by the Borrower or such Subsidiary in an amount of $5,000,000 or more per annum or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries, taken as a whole.  Without limitation of the foregoing, the Operating Leases, the Management Agreements and the Franchise Agreements shall be deemed to comprise Material Contracts hereunder.

“Material Debt” means (a) Recourse Debt of Borrower that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of $15,000,000 or more, either individually or in the aggregate or (b) any other Indebtedness of any Loan Party or any Subsidiary of a Loan Party that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of $75,000,000 or more, either individually or in the aggregate; in each case (i) whether or not the primary obligation of the applicable obligor, (ii) whether the subject of one or more separate debt instruments or agreements, and (iii) exclusive of Indebtedness outstanding under this Agreement.  For the avoidance of doubt, Material Debt may include Refinancing Debt to the extent comprising Material Debt as defined herein.

“Material Litigation” has the meaning specified in Section 3.01(d).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Policies” has the meaning specified in Section 3.04(b)(ii).

“Mortgages” has the meaning specified in Section 3.04(b).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Negative Pledge” means, with respect to any asset, any provision of a document, instrument or agreement (other than a Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person.

“Net Operating Income” means the amount obtained by subtracting Operating Expenses from Operating Income, in each case for consecutive twelve (12) months most recently ended.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Recourse Debt” means Debt for Borrowed Money with respect to which recourse for payment is limited to (a) any building(s) or parcel(s) of real property and any related assets encumbered by a Lien securing such Debt for Borrowed Money and/or (b) (i) the general credit of the Property-Level Subsidiary that has incurred such Debt for Borrowed Money, and/or the direct Equity Interests therein and/or (ii) the general credit of the immediate parent entity of such Property-Level Subsidiary, provided that such parent entity’s assets consist solely of Equity Interests in such Property-Level Subsidiary, it being understood that the instruments governing such Debt for Borrowed Money may include customary carve-outs to such limited recourse (any such customary carve-outs or agreements limited to such customary carve-outs, being a “Customary Carve-Out Agreement”) such as, for example, personal recourse to the Parent Guarantor or any Subsidiary of the Parent Guarantor for fraud, misrepresentation, misapplication or misappropriation of cash, waste, environmental claims, damage to properties, non-payment of taxes or other liens despite the existence of sufficient cash flow, interference with the enforcement of loan documents upon maturity or acceleration, voluntary or involuntary bankruptcy filings, violation of loan document prohibitions against transfer of properties or ownership interests therein and liabilities and other circumstances customarily excluded by lenders from exculpation provisions and/or included in separate indemnification and/or guaranty agreements in non-recourse financings of real estate.  For the avoidance of doubt, Debt for Borrowed Money that refinances Existing Debt shall be permitted as Non-Recourse Debt, so long as such Debt for Borrowed Money meets all the requirements of Non-Recourse Debt.

“Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Term Loan Advances made by such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“NPL” means the National Priorities List under CERCLA.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f).  Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“OECD” means the Organization for Economic Cooperation and Development.

“Operating Expenses” means, with respect to any Borrowing Base Asset for any applicable measurement period, the actual costs and expenses of owning, operating, managing, and maintaining such Borrowing Base Asset during such period, including, without limitation, repairs, real estate and chattel taxes and bad debt expenses, but excluding (i) depreciation or amortization or other noncash items, (ii) the principal of and interest on Debt for Borrowed Money, (iii) income taxes or other taxes in the nature of income taxes, (iv) distributions to the shareholders, members or partners of the Borrowing Base Asset owner and (v) capital expenditures, payments (without duplication) for FF&E or into FF&E reserves or management fees actually paid or payable during such period, all as determined in accordance with GAAP (provided that if for any periods prior to the date of this Agreement necessary to calculate a covenant under this Agreement, the foregoing has not been determined in accordance with GAAP, such amount shall be determined based on prior historical results as reasonably approved by the Required Lenders).

“Operating Income” means, with respect to any Borrowing Base Asset for any applicable measurement period, all income received from any Person during such period in connection with the ownership or operation of the Property, including, without limitation, (i) the Gross Hotel Revenues, (ii) all amounts payable pursuant to any reciprocal easement and/or operating agreements, covenants, conditions and restrictions, condominium documents and similar agreements affecting such Borrowing Base Asset (but excluding any management agreements), and (iii) condemnation awards to the extent that such awards are compensation for lost rent allocable to such period, all as determined in accordance with GAAP (provided that if for any periods prior to the date of this Agreement necessary to calculate a covenant under this Agreement, the foregoing has not been determined in accordance with GAAP, such amount shall be determined based on prior historical results as reasonably approved by the Required Lenders).

“Operating Lease” means any operating lease of a Borrowing Base Asset between the applicable Loan Party that owns such Borrowing Base Asset (whether in fee simple or subject to a Qualifying Ground Lease) and the applicable TRS Lessee that leases such Borrowing Base Asset, as each may be amended, restated, supplemented or otherwise modified from time to time as permitted by this Agreement.

“Operating Lease Subordination Agreement” means a subordination agreement with respect to an Operating Lease substantially in the form attached hereto as Exhibit D.

“Other Taxes” has the meaning specified in Section 2.12(b).

“Parent Guarantor” has the meaning specified in the recital of parties to this Agreement.

“Patriot Act” has the meaning specified in Section 9.13.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Performance Date” means the date that is the earlier to occur of (a) five (5) Business Days prior to the Termination Date (determined without regard to exercise of any extension option) and (b) the date that is thirty (30) days following the date upon which the Performance Trigger occurs.

“Performance Date Delivery Requirements” means the delivery of the items described in Section 3.04.

“Performance Trigger” means the first to occur of (a) the date upon which the aggregate Adjusted Net Operating Income for the Borrowing Base Assets for the preceding twelve (12) month period shall be less than (1) $9,600,000.00 at any time prior to the release of any of the Borrowing Base Assets pursuant to Section 5.02(e)(iii), or (2) $4,950,000.00 if the Indiana Assets are the only Borrowing Base Assets as a result of the release of the Kentucky Assets pursuant to Section 5.02(e)(iii), or (3) $4,650,000.00 if the Kentucky Assets are the only Borrowing Base Assets as a result of the release of the Indiana Assets pursuant to Section 5.02(e)(iii), and (b) the date the Existing Credit Agreement is amended, amended and restated or terminated or any of the “Revolving Credit Commitment” (as defined in the Existing Credit Agreement) is terminated and any one or more of the Lenders does not approve such amendment or is not a party to any amended and restated or replacement facility for the Existing Credit Agreement, as applicable.

“Permitted Encumbrances” means the exceptions set forth in the applicable Loan Party’s policy of owner’s title insurance for the applicable Borrowing Base Asset, as approved by Administrative Agent.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:  (a) Liens for taxes, assessments and governmental charges or levies not yet due and payable; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days or are otherwise subject to a Good Faith Contest and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate; (c) pledges or deposits to secure obligations under workers’ compensation or unemployment laws or similar legislation or to secure public or statutory obligations; (d) easements, zoning restrictions, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use or value of such property for its present purposes; (e) Tenancy Leases and the Operating Leases; and (f) Permitted Encumbrances.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“PIP Budgeted Costs” has the meaning specified in Section 4.01(x).

“PIP Certificate” has the meaning specified in Section 5.03(h).

“PIP Improvements” has the meaning specified in Section 4.01(x).

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Post Petition Interest” has the meaning specified in Section 7.07(b).

“Property-Level Subsidiary” means any Subsidiary of the Borrower or any Joint Venture that holds a direct fee or leasehold interest in any single building (or group of related buildings, including, without limitation, buildings pooled for purposes of a Non-Recourse Debt financing) or parcel (or group of related parcels, including, without limitation, parcels pooled for purposes of a Non-Recourse Debt financing) of real property and related assets and not in any other building or parcel of real property.

“Pro Rata Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Term Loan Commitment at such time and the denominator of which is the Term Loan Facility at such time.

“Real Property” means all right, title and interest of the Borrower and each of its Subsidiaries in and to any land and any improvements located thereon, together with all equipment, furniture, materials, supplies, personal property and all other rights and property within the scope of the definition of Mortgaged Property (as defined in the Form of Mortgage attached to the Existing Credit Agreement in which such Person has an interest now or hereafter located on or used in connection with such land and improvements, and all appurtenances, additions, improvements, renewals, substitutions and replacements thereof now or hereafter acquired by such Person.

“Recourse Debt” means Indebtedness for which the Borrower or any of its Subsidiaries has personal or recourse liability in whole or in part, exclusive of Non-Recourse Debt and any Indebtedness for which such personal or recourse liability is limited to obligations under Customary Carve-Out Agreements, and provided that no claim shall have been made under such under Customary Carve-Out Agreements.

“Reference Bank” means KeyBank.

“Refinancing Debt” means, with respect to any Indebtedness, any Indebtedness extending the maturity of, or refunding or refinancing, in whole or in part, such Indebtedness, provided that (a) the terms of any Refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, (i) do not provide for any Lien on any Borrowing Base Assets, the interests of TRS Lessee therein, or any other Collateral, and (ii) are not otherwise prohibited by the Loan Documents, (b) the principal amount of such Indebtedness shall not exceed the principal amount of the Indebtedness being extended, refunded or refinances plus the amount of any applicable premium and expenses, and (c) the other material terms, taken as a whole, of any such Indebtedness are no less favorable in any material respect to the Loan Parties or the Lender Parties than the terms governing the Indebtedness being extended, refunded or refinanced.

“Register” has the meaning specified in Section 9.07(d).

“Registration Statement” means the Parent Guarantor’s Form S-11 Registration Statement, File No. 333-168686, filed with the Securities and Exchange Commission on August 9, 2010, as amended and supplemented, including without limitation by the Prospectus dated February 8, 2011.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“REIT” means a Person that is qualified to be treated for tax purposes as a real estate investment trust under Sections 856-860 of the Internal Revenue Code.

“Required Lenders” means, at any time, Lenders owed or holding greater than 66 2/3% of the aggregate principal amount of the Advances outstanding at such time.  For purposes of this definition, any of the foregoing amounts owed to or held by any Defaulting Lender shall be disregarded in determining Required Lenders at any time.  If at any time there shall only be two (2) Lenders, then the Required Lenders shall mean all of such Lenders that are not Defaulting Lenders.

“Responsible Officer” means, with respect to any Loan Party, any officer of, or any officer of any general partner or managing member of, such Loan Party, which Officer has (a) responsibility for performing the underlying function that is the subject of the action required of such officer hereunder, or (b) supervisory responsibility for such an officer.

“Restricted Party” means each Subsidiary Guarantor, each TRS Lessee and any Subsidiary of Borrower that directly or indirectly owns an interest in any Subsidiary Guarantor or TRS Lessee.

“Restricted Payments” has the meaning specified in Section 5.02(g).

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale and Leaseback Transaction” shall mean any arrangement with any Person providing for the leasing by the Parent Guarantor or any of its Subsidiaries of any Real Property that has been sold or transferred or is to be sold or transferred by the Parent Guarantor or such Subsidiary, as the case may be, to such Person.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended.

“Secured Obligations” means, collectively, the “Secured Obligations” as defined in the Assignment of Interests.

“Secured Parties” means the Administrative Agent and the Lender Parties.

“Securities Act” means the Securities Act of 1933, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Security Agreement” has the meaning specified in Section 3.04.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Smith Travel Research” means Smith Travel Research or a substitute lodging industry research company proposed by the Borrower and approved by the Administrative Agent.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person, on a going-concern basis, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person, on a going-concern basis, is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time (including, without limitation, after taking into account appropriate discount factors for the present value of future contingent liabilities), represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Obligations” has the meaning specified in Section 7.07.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) 50% or more of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate, in each case, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiary Guarantor” has the meaning specified in the recital of parties to this Agreement.

“Subsidiary Guarantor Requirements” means the obligation of each Subsidiary Guarantor and each direct parent thereof (other than the Borrower) to at all times include in its constitutive documents the provisions set forth in Schedules III and IV hereto (as such provisions are modified solely for the purposes of conforming to the defined terms in the applicable constitutive documents).

“Supplemental Agent” has the meaning specified in Section 8.01(b).

“Taxes” has the meaning specified in Section 2.12(a).

“Tenancy Leases” means leases, subleases, licenses, occupancy agreements and rights-of-use entered into by the Borrower or any of its Subsidiaries in its capacity as a lessor or a similar capacity in the ordinary course of business that do not materially and adversely affect the use of the Real Property encumbered thereby for its intended purpose (excluding any lease entered into in connection with a Sale and Leaseback Transaction and any Operating Lease).

“Term Loan Advance” has the meaning specified in Section 2.01(a).

“Term Loan Commitment” means, (a) with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Term Loan Commitment” or (b) if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “Term Loan Commitment.

“Term Loan Facility” means, at any time, the aggregate amount of the Lenders’ Term Loan Commitments at such time.

“Termination Date” means the earlier of (a) November 23, 2013, subject to the extension thereof pursuant to Section 2.16 and (b) the date on which the Advances become due pursuant to Section 6.01.

“Transfer” has the meaning specified in Section 5.02(e).

“TRS Holdco” means Summit Hotel TRS, Inc. and each other entity that directly owns the Equity Interests in a TRS Lessee.

“TRS Lessee” means a lessee of a Borrowing Base Asset pursuant to an Operating Lease.

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or the election or appointment of persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Welfare Plan” means a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Loan Party could have liability under applicable law.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02              Computation of Time Periods; Other Definitional Provisions.  In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and

“until” each mean “to but excluding”.  References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

SECTION 1.03              Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(g) (“GAAP”).

ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01              The Advances.  (a)  The Term Loan Advances.  Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make an advance (a “Term Loan Advance”) to the Borrower on the Closing Date in an amount equal to such Lender’s Term Loan Commitment.

(b)                                 [Intentionally Omitted.

(c)                                  [Intentionally Omitted.

SECTION 2.02              Making the Advances.

(a)                                 Each Borrowing shall be made on notice, given not later than 12:00 Noon (Cleveland, Ohio time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or not later than 1:00 P.M. (Cleveland, Ohio time) on the date one Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telex or telecopier.  Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telex or telecopier or e-mail, in each case in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance.  Each Lender shall, before 12:00 Noon (Cleveland, Ohio time) on the date of such Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances and 1:00 P.M. (Cleveland, Ohio time) on the date of such Borrowing in the case of a Borrowing consisting of Base Rate Advances, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments of such Lender and the other Lenders.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account.

(b)                                 [Intentionally Omitted.]

(c)                                  Anything in subsection (a) above to the contrary notwithstanding, for any Borrowing, there may not be more than four separate Interest Periods in effect hereunder at any time.

(d)                                 Each Notice of Borrowing shall be irrevocable and binding on the Borrower.  In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(e)                                  Unless the Administrative Agent shall have received notice from a Lender prior to (x) the date of any Borrowing consisting of Eurodollar Rate Advances or (y) 12:00 Noon (Cleveland, Ohio time) on the date of any Borrowing consisting of Base Rate Advances that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate.  If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.

(f)                                   The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03              [Intentionally Omitted.].

SECTION 2.04              Repayment of Advances.  (a)  Term Loan Advances.  The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Termination Date the aggregate outstanding principal amount of the Term Loan Advances then outstanding.

(b)                                 [Intentionally Omitted.].

SECTION 2.05              [Intentionally Omitted.].

SECTION 2.06              Prepayments.  (a)  Optional.  The Borrower may, upon same day notice in the case of Base Rate Advances and two Business Days’ notice in the case of Eurodollar Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $250,000 in excess thereof or, if less, the amount of the Advances outstanding and (ii) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 9.04(c).

(b)                                 Mandatory.  (i)  Borrower acknowledges that, as an accommodation to Borrower, Lenders shall fund their Commitments to Borrower prior to the determination of the Appraised Value for the Borrowing Base Assets.  Borrower agrees that, following the determination of the Appraised Value, if the aggregate amount of the Advances is greater than sixty percent (60%) of the Appraised Value, then within three (3) Business Days of notice from the Administrative Agent to Borrower thereof, Borrower shall prepay the aggregate principal amount of the Advances in an amount sufficient to reduce the aggregate principal amount of the Advances to an amount not more than sixty (60%) of the aggregate Appraised Value of the Borrowing Base Assets.

(ii)                                  If at any time there shall occur, whether voluntarily, involuntarily or by operation of law, a sale, transfer, assignment, conveyance, option or other disposition of, or any mortgage, hypothecation, encumbrance, financing or refinancing of any Borrowing Base Asset or any ownership or other beneficial interest in any Subsidiary Guarantor or TRS Lessee (except as permitted in Section 5.02(e)), all of the Advances outstanding on such date, together with any and all accrued but unpaid interest thereon, shall become absolutely due and payable.

(iii)                               All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

(c)                                  No Reborrowing.  Any amount of Advances prepaid or otherwise repaid under the Loan Documents may not be reborrowed.

SECTION 2.07              Interest.  (a)  Scheduled Interest.  The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)                                     Base Rate Advances.  During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in respect of Base Rate Advances in effect from time to time, payable in arrears on the first day of each calendar month during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii)                                  Eurodollar Rate Advances.  During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in respect of Eurodollar Rate Advances in effect on the first day of such Interest Period, payable in arrears on the first day of each month and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b)                                 Default Interest.  Upon the occurrence and during the continuance of any Event of Default, the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above and on demand, at a rate per annum equal at all times to the lesser of the maximum rate permitted by applicable law and 4% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable under the Loan Documents that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 4% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (a)(i) or (a)(ii) above and, in all other cases, on Base Rate Advances pursuant to clause (a)(i) above.

(c)                                  Notice of Interest Period and Interest Rate.  Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.09 or a notice of selection of an Interest Period pursuant to the definition of “Interest Period”, the Administrative Agent shall give notice to the Borrower and each Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above, and the applicable rate, if any, furnished by Reference Bank for the purpose of determining the applicable interest rate under clause (a)(ii) above.

(d)                                 Interest Rate Determination.  (i)  Reference Bank agrees to furnish to the Administrative Agent timely information for the purpose of determining each Eurodollar Rate.  If the Reference Bank shall not furnish such timely information to the Administrative Agent for the purpose of determining any such interest rate, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks.

(ii)                                  If the Reuters Screen LIBOR01 Page (or a successor page) is unavailable and Reference Bank is unable to furnish timely information to the Administrative Agent for determining the Eurodollar Rate for any Eurodollar Rate Advances,

(A)                               the Administrative Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

(B)                               each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(C)                               the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.08              Fees.  (a)  [Intentionally Deleted.]

(b)                                 [Intentionally Omitted.]

(c)                                  Other Fees.  The Borrower shall pay to the Administrative Agent and the Arranger for their own account the fees, in the amounts and on the dates, set forth in the Fee Letter and such other fees as may from time to time be agreed between the Borrower and the Administrative Agent or Arrangers.

SECTION 2.09              Conversion of Advances.  (a)  Optional.  The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 12:00 Noon (Cleveland, Ohio time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.10, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than $5,000,000, no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c) and each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Lenders in accordance with their Commitments under such Facility.  Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances.  Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b)                                 Mandatory.  (i)  On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert into Base Rate Advances.

(ii)                                  If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

(iii)                               Upon the occurrence and during the continuance of any Event of Default, (y) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (z) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

SECTION 2.10              Increased Costs, Etc.  (a)  If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances (excluding, for purposes of this Section 2.10, any such increased costs resulting from (y) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (z) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender Party is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost; provided, however, that a Lender Party claiming additional amounts under this Section 2.10(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party.  A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.  Notwithstanding anything to the contrary contained in this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and all requests, rules, guidelines or directives thereunder or issued in connection therewith, regardless of the date enacted, adopted or issued shall be deemed an introduction or change of the type referred to in subclause (i) of this Section 2.10(a).

(b)                                 If any Lender Party determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender Party or any corporation controlling such Lender Party and that the amount of such capital is increased by or based upon the existence of such Lender Party’s commitment to lend hereunder and other commitments of such type (or similar contingent obligations), then, upon demand by such Lender Party or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s commitment to lend hereunder.  A certificate as to such amounts submitted to the Borrower by such Lender Party shall be conclusive and binding for all purposes, absent manifest error.

(c)                                  If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

(d)                                 Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.11              Payments and Computations.  (a)  The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.13), not later than 12:00 Noon (Cleveland, Ohio time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day.  The Administrative Agent shall promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the Notes to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)                                 The Borrower hereby authorizes each Lender Party and each of its Affiliates, if and to the extent payment owed to such Lender Party is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender Party any amount so due.

(c)                                  All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable.  Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)                                 Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e)                                  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party.  If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.

(f)                                   Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lender Parties under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lender Parties in the following order of priority:

(i)                                     first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Administrative Agent (solely in its capacity as Administrative Agent) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Administrative Agent on such date;

(ii)                                  second, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Lenders under Section 9.04 and any similar section of any of the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the Lenders on such date;

(iii)                               third, to the payment of all of the amounts that are due and payable to the Administrative Agent and the Lender Parties under Sections 2.10 and 2.12 on such date, ratably based upon the respective aggregate amounts thereof owing to the Administrative Agent and the Lender Parties on such date;

(iv)                              fourth, to the payment of all of the accrued and unpaid interest on the Obligations of the Borrower under or in respect of the Loan Documents that is due and payable to the Administrative Agent and the Lender Parties under Section 2.07(b) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;

(v)                                 fifth, to the payment of all of the accrued and unpaid interest on the Advances that is due and payable to the Administrative Agent and the Lender Parties under Section 2.07(a) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;

(vi)                              sixth, to the payment of any other accrued and unpaid interest comprising Obligations that is due and payable to the Administrative Agent and the Lender Parties on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;

(vii)                           seventh, to the payment of the principal amount of all of the outstanding Advances that are due and payable to the Administrative Agent and the Lender Parties on such date, ratably based upon the respective aggregate amounts of all such principal and reimbursement obligations owing to the Administrative Agent and the Lender Parties on such date; and

(viii)                        eighth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date.

SECTION 2.12              Taxes.  (a)  Any and all payments by any Loan Party to or for the account of any Lender Party or the Administrative Agent hereunder or under any other Loan Document shall be made, in accordance with Section 2.11 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender Party and the Administrative Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender Party or the Administrative Agent, as the case may be, is organized or any political subdivision thereof and, in the case of each Lender Party, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender Party’s Applicable Lending Office or any political subdivision thereof (all such non excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under any other Loan Document being hereinafter referred to as “Taxes”).  If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender Party or the Administrative Agent, and unless such requirement arises from the failure of a Lender to furnish the documentation described in Section 2.12(e), (i) the sum payable by the such Loan Party shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions

(including deductions applicable to additional sums payable under this Section 2.12) such Lender Party or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)                                 In addition, each Loan Party shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by such Loan Party hereunder or under any other Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement, or the other Loan Documents (hereinafter referred to as “Other Taxes”).

(c)                                  The Loan Parties shall indemnify each Lender Party and the Administrative Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such Lender Party or the Administrative Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto.  This indemnification shall be made within 30 days from the date such Lender Party or the Administrative Agent (as the case may be) makes written demand therefor.

(d)                                 Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment, to the extent such receipt is issued therefor, or other evidence of payment thereof reasonably satisfactory to the Administrative Agent.  In the case of any payment hereunder or under the other Loan Documents by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes.  For purposes of subsections (d) and (e) of this Section 2.12, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e)                                  Each Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with two original Internal Revenue Service Forms W8 BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any other Loan Document or , in the case of a Lender Party claiming the benefit of the exemption for portfolio interest under section 881(c) of the Code (x) a certificate in the form of Exhibit E hereto to the effect that such Lender Party is not a (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) or a “10 percent shareholder” of any Loan Party within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two duly completed copies of an IRS W-8BEN.  If the forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a) of this Section 2.12 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date.  If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W8-BEN or W8 ECI, that the applicable Lender Party reasonably considers to be confidential, such Lender Party shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.  Upon the request of the Borrower, any Lender that is a United States person and is not an exempt recipient for U.S. backup withholding purposes shall deliver to the Borrower two copies of Internal Revenue Service form W-9 (or any successor form).

(f)                                   For any period with respect to which a Lender Party has failed to provide the Borrower with the appropriate form or other document described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form or other document originally was required to be provided or if such form or other document otherwise is not required under subsection (e) above), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.12 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender Party become subject to Taxes because of its failure to deliver a form or other document required hereunder, the Loan Parties shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

(g)                                  Any Lender Party claiming any additional amounts payable pursuant to this Section 2.12 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party.

(h)                                 In the event that an additional payment is made under Section 2.12(a) or (c) for the account of any Lender Party and such Lender Party, in its sole discretion, determines that it has finally and irrevocably received or been granted a credit against or release or remission for, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such payment, such Lender Party shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the applicable Loan Party such amount as such Lender Party shall, in its sole discretion, have determined to be attributable to such deduction or withholding and which will leave such Lender Party (after such payment) in no worse position than it would have been in if the applicable Loan Party had not been required to make such deduction or withholding.  Nothing herein contained shall interfere with the right of a Lender Party to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender Party to claim any tax credit or to disclose any information relating to its affairs or any computations in respect thereof, and no Loan Party shall be entitled to review the tax records of any Lender Party or the Administrative Agent, or require any Lender Party to do anything that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

SECTION 2.13              Sharing of Payments, Etc.  Subject to the provisions of Section 2.11(f), if any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set off, or otherwise, other than as a result of an assignment pursuant to Section 9.07) (a) on account of Obligations due and payable to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered.  The Borrower agrees that any Lender Party so purchasing an interest or participating interest from another Lender Party pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be.  The provisions of this Section 2.13 shall be subject to the provisions of Section 9.10(a)(ii).

SECTION 2.14              Use of Proceeds.  The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) for (i) the acquisition of the Borrowing Base Assets, and (ii) the payment of fees and expenses related to the closing of the Facility.

SECTION 2.15              Evidence of Debt.  (a)  Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender Party resulting from each Advance owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender Party from time to time hereunder.  The Borrower agrees that upon notice by any Lender Party to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender Party to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender Party, the Borrower shall promptly execute and deliver to such Lender Party, with a copy to the Administrative Agent, a Note, in substantially the form of Exhibit A hereto, payable to the order of such Lender Party in a principal amount equal to the Term Loan Commitment of such Lender Party.  All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.  To the extent no Note has been issued to a Lender Party, this Agreement shall be deemed to comprise conclusive evidence for all purposes of the indebtedness resulting from the Advances and extensions of credit hereunder.

(b)                                 The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender Party hereunder, and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender Party’s share thereof.

(c)                                  Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender Party in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.16              Extension of Termination Date.  At least 30 days but not more than 60 days prior to the Termination Date, the Borrower, by written notice to the Administrative Agent, may request, with respect to the Commitments then outstanding, a single six-month extension of the Termination Date.  The Administrative Agent shall promptly notify each Lender of such request and the Termination Date in effect at such time shall, effective as at the Termination Date (the “Extension Date”), be extended for an additional six-month period, provided that the Borrower shall have satisfied the Performance Date Delivery Requirements and on the Extension Date the following statements shall be true and the Administrative Agent shall have received for the account of each Lender Party a certificate signed by a Responsible Officer of the Borrower, dated the Extension Date, stating that: (a) the representations and warranties contained in Section 4.01 are true and correct on and as of the Extension Date, (b) no Default or Event of Default has occurred and is continuing or would result from such extension, and (c) the Loan Parties are in compliance with the covenant contained in Section 5.04 immediately before and, on a pro forma basis, immediately after the extension, together with supporting information demonstrating such compliance.  In the event that an extension is effected pursuant to this Section 2.16 (but subject to the provisions of Sections 2.06 and 6.01), the aggregate principal amount of all Advances shall be repaid in full ratably to the Lenders on the Termination Date as so extended.  As of the Extension Date, any and all references in this Agreement, the Notes, if any, or any of the other Loan Documents to the “Termination Date” shall refer to the Termination Date as so extended.

SECTION 2.17              [Intentionally Omitted.].

ARTICLE III
CONDITIONS OF LENDING

SECTION 3.01              Conditions Precedent to Initial Extension of Credit.  The obligation of each Lender to make an Advance  on the occasion of the Initial Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent before or concurrently with the Initial Extension of Credit:

(a)                                 The Administrative Agent shall have received on or before the day of the Initial Extension of Credit the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Administrative Agent (unless otherwise specified) and (except for the Notes, as to which one original of each shall be sufficient) in sufficient copies for each Lender Party:

(i)                                     A Note duly executed by the Borrower and payable to the order of each Lender that has requested the same.

(ii)                                  The Assignment of Interests duly executed by Borrower together with:

(A)                               acknowledgment copies of proper financing statements, duly filed on or before the day of the Initial Extension of Credit under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Collateral Documents, covering the Collateral described therein,

(B)                               completed searches with respect to each applicable Loan Party, and listing all effective financing statements filed in the jurisdictions referred to in clause (A) above and in such other jurisdictions specified by the Administrative Agent that name any Loan Party as debtor, together with copies of such financing statements,

(C)                               evidence of the completion of all other recordings and filings of or with respect to the Assignment of Interests that the Administrative Agent may deem necessary or desirable in order to perfect and protect the Liens created thereby, and

(D)                               a subordination agreement executed and delivered by the property manager of each Borrowing Base Asset,

(E)                                an Operating Lease Subordination Agreement with respect to each Operating Lease,

(F)                                 a franchisor comfort letter, in form and substance reasonably satisfactory to the Required Lenders, executed and delivered by the franchisors of each Borrowing Base Asset,

(G)                               certificated Equity Interests in each Subsidiary Guarantor that directly owns a Borrowing Base Asset, and stock powers and membership interest powers (as the case may be) with respect thereto executed in blank, all in form and substance acceptable to the Administrative Agent,

(H)                              evidence satisfactory to the Administrative Agent that the applicable owner of such Borrowing Base Asset shall have complied with the Subsidiary Guarantor Requirements, and

(I)                                   evidence that all other action that the Administrative Agent may deem reasonably necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Assignment of Interests has been taken (including, without limitation, receipt of duly executed payoff letters, UCC termination statements and landlords’ and bailees’ waiver and consent agreements).

(iii)                               American Land Title Association/American Congress on Surveying and Mapping form surveys for which all necessary fees have been paid, dated no more than 30 days before the date of their delivery to the Administrative Agent, certified to the Administrative Agent in a manner satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects reasonably acceptable to the Administrative Agent,

(iv)                              engineering, soils, seismic (for those Borrowing Base Assets located in seismic zones 3 or 4), environmental and other similar reports as to the Borrowing Base Assets, in form and substance and from professional firms reasonably acceptable to the Administrative Agent,

(v)                                 copies of all material licenses, permits and approvals, including, without limitation, any liquor license, innkeeper’s license and certificate of occupancy for each Borrowing Base Asset,

(vi)                              copies of each Management Agreement and Franchise Agreement, and all amendments thereto, entered into with respect to each of the Borrowing Base Assets,

(vii)                           copies of all leases (including, without limitation, all leases with Affiliates and Operating Leases) and Material Contracts relating to each of the Borrowing Base Assets,

(viii)                        copies of all Liens on each of the Borrowing Base Assets, including, without limitation, any reciprocal easement agreements, easements and other items of record,

(ix)                              estoppel certificates from the counterparties to any reciprocal easement agreements affecting any Borrowing Base Asset as required by Administrative Agent, and

(x)                                 [Intentionally omitted],

(xi)                              such other consents, agreements and confirmations of lessors and third parties as the Administrative Agent may reasonably deem necessary or desirable and evidence that all other action that the Administrative Agent may reasonably deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken.

(xii)                           This Agreement duly executed by the Loan Parties and the other parties thereto.

(xiii)                        Certified copies of the resolutions of the Board of Directors of the Parent Guarantor on its behalf and on behalf of each Loan Party for which it is the ultimate signatory approving the transactions contemplated by the Loan Documents and each Loan Document to which it or such Loan Party is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the transactions under the Loan Documents and each Loan Document to which it or such Loan Party is or is to be a party.

(xiv)                       A copy of a certificate of the Secretary of State (or equivalent authority) of the jurisdiction of incorporation, organization or formation of each Loan Party and of each general partner or managing member (if any) of each Loan Party, dated reasonably near the Closing Date, certifying, if and to the extent such certification is generally available for entities of the type of such Loan Party, (A) as to a true and correct copy of the charter, certificate of limited partnership, limited liability company agreement or other organizational document of such Loan Party, general partner or managing member, as the case may be, and each amendment thereto on file in such Secretary’s office, (B) that (1) such amendments are the only amendments to the charter, certificate of limited partnership, limited liability company agreement or other organizational document, as applicable, of such Loan Party, general partner or managing member, as the case may be, on file in such Secretary’s office, (2) such Loan Party, general partner or managing member, as the case may be, has paid all franchise taxes to the date of such certificate and (C) such Loan Party, general partner or managing member, as the case may be, is duly incorporated, organized or formed and in good standing or presently subsisting under the laws of the jurisdiction of its incorporation, organization or formation.

(xv)                          A copy of a certificate of the Secretary of State (or equivalent authority) of each jurisdiction in which any Loan Party or any general partner or managing member of a Loan Party owns or leases property or in which the conduct of its business requires it to qualify or be licensed as a foreign corporation (except as to Borrower and Parent Guarantor where the failure to so qualify or be licensed could not reasonably be expected to result in a Material Adverse Effect), dated reasonably near (but prior to) the Closing Date, stating, with respect to each such Loan Party, general partner or managing member, that such Loan Party, general partner or managing member, as the case may be, is duly qualified and in good standing as a foreign corporation, limited partnership or limited liability company in such State and has filed all annual reports required to be filed to the date of such certificate.

(xvi)                       A certificate of each Loan Party and of each general partner or managing member (if any) of each Loan Party, signed on behalf of such Loan Party, general partner or managing member, as applicable, by its President, Vice President, Executive Chairman or Chief Manager and its Secretary or any Assistant Secretary (or those of its general partner or managing member, if applicable), dated the Closing Date, certifying as to (A) the absence of any amendments to the constitutive documents of such Loan Party, general partner or managing member, as applicable, since the date of the certificate referred to in Section 3.01(a)(xiv), (B) a true and correct copy of the bylaws, operating agreement, partnership agreement or other governing document of such Loan Party, general partner or managing member, as applicable, as in effect on the date on which the resolutions referred to in 3.01(a)(xiii) were adopted and on the date of the Initial Extension of Credit, (C) the due incorporation, organization or formation and good standing or valid existence of such Loan Party, general partner or managing member, as applicable, as a corporation, limited liability company or partnership organized under the laws of the jurisdiction of its incorporation, organization or formation and the absence of any proceeding for the dissolution or liquidation of such Loan Party, general partner or managing member, as applicable, (D) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the date of the Initial Extension of Credit and (E) the absence of any event occurring and continuing, or resulting from the Initial Extension of Credit, that constitutes a Default.

(xvii)                    A certificate of the Secretary or an Assistant Secretary of each Loan Party (or Responsible Officer of the general partner or managing member of any Loan Party) and of each general partner or managing member (if any) of each Loan Party certifying the names and true signatures of the officers of such Loan Party, or of the general partner or managing member of such Loan Party, authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(xviii)                 Such financial, business and other information regarding each Loan Party and its Subsidiaries as the Lender Parties shall have reasonably requested, including, without limitation, information as to possible contingent liabilities, tax matters, environmental matters, obligations under Plans, Multiemployer Plans and Welfare Plans, collective bargaining agreements and other arrangements with employees, historical operating statements (if any), interim financial statements dated the end of the most recent fiscal quarter for which financial statements are available and financial projections for the Parent Guarantor’s consolidated operations.

(xix)                       Evidence of insurance (which may consist of binders or certificates of insurance) naming the Administrative Agent as additional insured with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks, as is satisfactory to the Lender Parties, including, without limitation, the insurance required by the terms of this Agreement.

(xx)                          An opinion of counsel for the Loan Parties, with respect to such matters the Administrative Agent may reasonably request.

(xxi)                       A Notice of Borrowing relating to the Initial Extension of Credit.

(xxii)                    A certificate signed by a Responsible Officer of the Borrower, dated the Closing Date, stating that after giving effect to the Initial Extension of Credit the Parent Guarantor shall be in compliance with the covenant contained in Section 5.04, together with supporting information in form satisfactory to the Administrative Agent showing the computations used in determining compliance with such covenants.

(xxiii)                 [Intentionally Omitted.]

(b)                                 The Lender Parties shall be satisfied with the corporate and legal structure and capitalization of each Loan Party and its Subsidiaries, including the terms and conditions of the charter and bylaws, operating agreement, partnership agreement or other governing document of each of them.

(c)                                  Before and after giving effect to the transactions contemplated by the Loan Documents, there shall have occurred no material adverse change in the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Loan Parties since December 31, 2012.

(d)                                 There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could reasonably be expected to result in a Material Adverse Effect other than the matters described on Schedule 4.01(f) hereto (the “Material Litigation”) or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, and there shall have been no material adverse change in the status, or financial effect on any Loan Party or any of its Subsidiaries, of the Material Litigation from that described on Schedule 4.01(f) hereto.

(e)                                  All governmental and third party consents and approvals necessary in connection with the transactions contemplated by the Loan Documents shall have been obtained (without the imposition of any conditions that are not acceptable to the Lender Parties) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lender Parties that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated by the Loan Documents.

(f)                                   Each Subsidiary Guarantor shall have complied with the Subsidiary Guarantor Requirements and provided evidence of such compliance satisfactory to the Administrative Agent.

(g)                                  The Borrower shall have paid all accrued fees of the Administrative Agent and the Lender Parties and all reasonable, out-of-pocket expenses of the Administrative Agent (including the reasonable fees and expenses of counsel to the Administrative Agent).

(h)                                 The Subsidiary Guarantors shall have acquired the Borrowing Base Assets simultaneously with the Initial Extension of Credit.

SECTION 3.02              Conditions Precedent to the Borrowing and Extension.  The obligation of each Lender to make an Advance on the occasion of the Borrowing and the extension of Commitments pursuant to Section 2.16, shall be subject to the satisfaction of the conditions set forth in Section 3.01 and (as to the extension) Section 3.04 (to the extent not previously satisfied pursuant to those Sections) and such further conditions precedent that on the date of such Borrowing, an extension (a) the following statements shall be true and the Administrative Agent shall have received for the account of such Lender, (w) a Notice of Borrowing, as applicable, and a certificate, in each case dated the date of such Borrowing or extension, demonstrating compliance with the covenant in Section 5.04, (x) all Collateral Deliverables and (y) a certificate signed by a Responsible Officer of the Borrower, dated the date of such Borrowing, or extension of the Term Loan Commitment, stating that:

(i)                                     the representations and warranties contained in each Loan Document are true and correct on and as of such date, before and after giving effect to (A) such Borrowing or extension, and (B) in the case of any Borrowing, the application of the proceeds therefrom, as though made on and as of such date; and

(ii)                                  no Default or Event of Default has occurred and is continuing, or would result from (A) such Borrowing or extension, or (B) in the case of any Borrowing, from the application of the proceeds therefrom;

and (b) the Administrative Agent shall have received such other approvals, opinions or documents as any Lender Party through the Administrative Agent may reasonably request.

SECTION 3.03              Determinations Under Section 3.01, 3.02 and 3.04.  For purposes of determining compliance with the conditions specified in Sections 3.01, 3.02 and 3.04, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Initial Extension of Credit specifying its objection thereto and such Lender Party’s ratable portion of such Borrowing.

SECTION 3.04              Performance Date Delivery Requirements.  No later than the Performance Date, the Administrative Agent shall have received the following, each dated such day, duly authorized, executed and delivered, in form and substance satisfactory to the Administrative Agent, all at the expense of Borrower:

(a)                                 A security agreement covering all assets of such Loan Party (as amended, the “Security Agreement”), duly executed by each Loan Party that owns Borrowing Base Assets, the Cash Management Agreement and the Control Agreement, together with:

(i)                                     acknowledgement copies of proper financing statements, duly filed on or before the Performance Date under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement, Cash Management Agreement and Mortgages, covering the collateral described herein,

(ii)                                  completed UCC searches with respect to each applicable Loan Party, and listing all effective financing statements filed in the jurisdictions referred to in clause (A) above and in such other jurisdictions specified by the Administrative Agent that name any Loan Party as debtor, together with copies of such financing statements,

(iii)                               evidence of the completion of all other recordings and filings of or with respect to the Security Agreement and the Cash Management Agreement that the Administrative Agent may reasonably deem necessary or desirable in order to perfect and protect the Liens created thereby,

(iv)                              evidence that such bank deposit account or accounts as reasonably required by the Administrative Agent have been established at a Lender, and to which all revenues from the Borrowing Base Assets (excluding those used by the Approved Manager for the payment of operating expenses in the ordinary course of business) shall be deposited, and which accounts shall be subject to the Cash Management Agreement and the Control Agreement, together with such direction letters as Administrative Agent may require directing the payment of all revenues from the Borrowing Base Assets into such accounts.  During an Event of Default, all amounts in the accounts subject to the Cash Management Agreement and the Control Agreement shall be trapped and, if expenses of the Borrowing Base Assets have not been paid pursuant to the Management Agreements before deposit therein, funds shall be available to the management company for the Borrowing Base Asset for payment of such expenses and thereafter applied as determined by Administrative Agent;

(v)                                 certified copies of any assigned agreements referred to in the Security Agreement, together with a consent to such assignment, in form and substance reasonably satisfactory to the Administrative Agent, duly executed by each party to such assigned agreements other than the Loan Parties; and

(vi)                              establishment of reserves with respect to taxes, insurance and FF&E as Administrative Agent may require.

(b)                                 Deeds of trust, trust deeds and mortgages (in each case as amended, the “Mortgages”) and assignments of leases and rents (as amended, the “Assignments of Leases”) covering all Borrowing Base Assets, duly executed by the appropriate Loan Party, together with:

(i)                                     evidence that counterparts of the Mortgages and Assignments of Leases have been duly executed, acknowledged, delivered and recorded on or before the Performance Date and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the collateral described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all required affidavits, tax forms and filings pertaining to any applicable documentary stamp, intangible and mortgage recordation taxes have been executed and delivered by all appropriate parties and are in form suitable for filing with all applicable governmental authorities and that any and all such documentary stamp, intangible and mortgage recordation taxes and other filing fees have been paid,

(ii)                                  fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”) in form and substance, with endorsements (including zoning endorsements where available) and in amount reasonably acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances, and providing for such other affirmative insurance (including endorsements for mechanics’ and materialmen’s Liens) and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary or desirable, and

(iii)                               evidence as to whether each Borrowing Base Asset is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) pursuant to a standard flood hazard determination form ordered and received by the Administrative Agent, and (ii) if such Borrowing Base Asset is a Flood Hazard Property, (A) evidence as to whether the community in which such Borrowing Base Asset is located is participating in the National Flood Insurance Program, (B) the applicable Subsidiary Guarantor’s written acknowledgment of receipt of written notification from the Administrative Agent as to the fact that such Borrowing Base Asset is a Flood Hazard Property and as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (C) copies of the applicable Subsidiary Guarantor’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to the Administrative Agent.

(c)                                  such of the items described in Sections 3.01(a)(xiii)-(xvii) and Section 3.01(a)(xx) with respect to the Loan Parties and the Loan Documents delivered on the Performance Date as Administrative Agent may require.

(d)                                 Administrative Agent shall have received insurance certificates or other evidence satisfactory to Administrative Agent that Administrative Agent has been named sole loss payee under the Loan Parties’ insurance policies with respect to the Borrowing Base Assets as required by Administrative Agent.

(e)                                  The representations and warranties set forth in Sections 4.01(c), (d), (e), (f) and (m) shall be true and correct with respect to any additional Loan Documents delivered, and the Loan Parties shall reaffirm such representations and warranties.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01              Representations and Warranties of the Loan Parties.  Each Loan Party represents and warrants as follows:

(a)                                 Organization and Powers; Qualifications and Good Standing.  Each Loan Party and each of its Subsidiaries and each general partner or managing member, if any, of each Loan Party (i) is a corporation, limited liability company or partnership duly incorporated, organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, (ii) is duly qualified and in good standing as a foreign corporation, limited liability company or partnership in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not reasonably be expected to result in a Material Adverse Effect and (iii) has all requisite corporate, limited liability company or partnership power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.  All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable.  The Parent Guarantor directly or indirectly owns all of the general partnership interests and more than 60% of the limited partnership interests in the Borrower.  All Equity Interests in the Borrower that are directly or indirectly owned by the Parent Guarantor are owned free and clear of all Liens.  The Parent Guarantor is organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and its method of operation enables it to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code.

(b)                                 Subsidiaries.  Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its incorporation, organization or formation, the number of shares (or the equivalent thereof) of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares (or the equivalent thereof) covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof.  All of the outstanding Equity Interests in each Loan Party’s Subsidiaries has been validly issued, are fully paid and non-assessable and to the extent owned by such Loan Party or one or more of its Subsidiaries, and with respect to the Subsidiary Guarantors, TRS Holdco and the TRS Lessees, are owned by such Loan Party or Subsidiaries free and clear of all Liens.

(c)                                  Due Authorization; No Conflict.  The execution and delivery by each Loan Party and of each general partner or managing member (if any) of each Loan Party of each Loan Document to which it is or is to be a party, and the performance of its obligations thereunder and the other transactions contemplated by the Loan Documents, are within the corporate, limited liability company or partnership powers of such Loan Party, general partner or managing member, have been duly authorized by all necessary corporate, limited liability company or partnership action, and do not (i) contravene the charter or bylaws, operating agreement, partnership agreement or other governing document of such Loan Party, general partner or managing member, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the

Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any Material Contract, loan agreement (including, without limitation, the Existing Credit Agreement), indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties, or any general partner or managing member of any Loan Party or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries.  No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could reasonably be expected to result in a Material Adverse Effect.

(d)                                 Authorizations and Consents.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party or any general partner or managing member of any Loan Party of any Loan Document to which it is or is to be a party or for the consummation the transactions contemplated by the Loan Documents, (ii) the grant by any Loan Party (or the general partner or managing member of such Loan Party) of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by the Administrative Agent or any Lender Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

(e)                                  Binding Obligation.  This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party and general partner or managing member (if any) of each Loan Party party thereto.  This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party and general partner or managing member (if any) of each Loan Party thereto, enforceable against such Loan Party, general partner or managing member, as the case may be, in accordance with its terms.

(f)                                   Litigation.  There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries or any general partner or managing member (if any) of any Loan Party, including any Environmental Action, pending or threatened before any court, governmental agency or arbitrator that (i) could reasonably be expected to result in a Material Adverse Effect (other than the Material Litigation) or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the transactions contemplated by the Loan Documents, and there has been no material adverse change in the status, or financial effect on any Loan Party or any of its Subsidiaries or any general partner or managing member (if any) of any Loan Party, of the Material Litigation from that described on Schedule 4.01(f) hereto.

(g)                                  Financial Condition.  The Consolidated balance sheets of Parent Guarantor as at December 31, 2012 and the related Consolidated statements of operations, Consolidated statements of changes in members’ equity and Consolidated statements of cash flows of Parent

Guarantor for the Fiscal Year then ended, accompanied by unqualified opinions of KPMG LLP, independent public accountants, copies of which have been furnished to each Lender Party, fairly present the Consolidated financial condition of the Parent Guarantor as at such dates and the Consolidated results of operations of the Parent Guarantor for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis.  Since December 31, 2012, there has been no material adverse change in the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of Parent Guarantor  or its Subsidiaries.

(h)                                 Forecasts.  The Consolidated forecasted balance sheets, statements of income and statements of cash flows of the Parent Guarantor and its Subsidiaries delivered to the Lender Parties pursuant to Section 3.01(a)(xviii) or 5.03 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Parent Guarantor’s best estimate of its future financial performance.

(i)                                     Full Disclosure.  No information, exhibit or report furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender Party in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.  The Loan Parties have disclosed to the Administrative Agent, in writing, any and all existing facts that have or may have (to the extent any of the Loan Parties can now reasonably foresee) a Material Adverse Effect, provided however, that the Loan Parties are not obligated to report on the potential Material Adverse Effect of any general economic condition.

(j)                                    Margin Regulations.  No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(k)                                 Certain Governmental Regulations.  Neither any Loan Party nor any of its Subsidiaries nor any general partner or managing member of any Loan Party, as applicable, is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.  Without limiting the generality of the foregoing, each Loan Party and each of its Subsidiaries and each general partner or managing member of any Loan Party, as applicable:  (i) is primarily engaged, directly or through a wholly-owned subsidiary or subsidiaries, in a business or businesses other than that of (A) investing, reinvesting, owning, holding or trading in securities or (B) issuing face-amount certificates of the installment type; (ii) is not engaged in, does not propose to engage in and does not hold itself out as being engaged in the business of (A) investing, reinvesting, owning, holding or trading in securities or (B) issuing face-amount certificates of the installment type; (iii) does not own or propose to acquire investment securities (as defined in the Investment Company Act of 1940, as amended) having a value exceeding forty percent (40%) of the value of such company’s total assets (exclusive of government securities and cash items) on an unconsolidated basis; (iv) has not in the past been engaged in the business of issuing face-amount certificates of the installment type; and (v) does not have any outstanding face-amount certificates of the installment type.  Neither the making of any Advances, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(l)                                     Materially Adverse Agreements.  Neither any Loan Party nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter, corporate, partnership, membership or other governing restriction that could reasonably be expected to result in a Material Adverse Effect (absent a material default under a Material Contract).

(m)                             Perfection and Priority of Security Interests.  All filings and other actions necessary to perfect and protect the security interest in the Collateral created under the Collateral Documents have been duly made or taken and are in full force and effect, and the Collateral Documents create in favor of the Administrative Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral, securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken.  The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for Permitted Liens and the liens and security interests created under the Loan Documents.

(n)                                 [Intentionally Deleted.]

(o)                                 Liens.  Set forth on Schedule 4.01(o) hereto is a complete and accurate list of (i) all Liens on the property or assets of any Loan Party or TRS Lessee or any of their Subsidiaries that directly or indirectly own or lease any Borrowing Base Asset, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party, TRS Lessee or such Subsidiary subject thereto, provided however, that easements and other real property restrictions, covenants and conditions of record (exclusive of Liens securing Debt) shall not be listed on Schedule 4.01(o).

(p)                                 Real Property.  (i)  Set forth on Part I of Schedule 4.01(p) hereto is a complete and accurate list of all Real Property owned in fee by any Subsidiary Guarantor, showing as of the date hereof, the street address, state and record owner thereof.  Each such Subsidiary Guarantor has good, marketable and insurable fee simple title to such Real Property, free and clear of all Liens, other than Permitted Encumbrances.

(ii)                                  Set forth on Part II of Schedule 4.01(p) hereto is a complete and accurate list of all leases of Borrowing Base Asset under which any Loan Party, TRS Lessee or any of their Subsidiaries is the lessor or lessee, including, without limitation, the Operating Leases, showing as of the date hereof, the street address, state, lessor, lessee, expiration date and annual rental cost thereof.  Each such lease is the legal, valid and binding obligation of the lessor and lessee thereof, enforceable in accordance with its terms.

(iii)                               Each Borrowing Base Asset is operated and managed by an Approved Manager pursuant to a Management Agreement listed on Part III of Schedule 4.01(p).

(iv)                              Each Borrowing Base Asset is subject to a Franchise Agreement with an Approved Franchisor as listed on Part IV of Schedule 4.01(p).

(v)                                 Each Borrowing Base Asset satisfies all Borrowing Base Conditions.

(vi)                              No event or circumstance exists which, whether with the giving of notice or passage of time, or both, would constitute a default or event of default under any Operating Lease, Management Agreement or Franchise Agreement with respect to any of the Borrowing Base Assets.

(q)                                 Environmental Matters.  (i)  Except as otherwise set forth on Part I of Schedule 4.01(q) hereto, the operations and properties of each Subsidiary Guarantor and TRS Lessee comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past material non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing material obligations or costs, and, to the knowledge of each Loan Party and its Subsidiaries, no circumstances exist that could be reasonably likely to (A) form the basis of an Environmental Action against any Subsidiary Guarantor or TRS Lessee or any of their properties that could have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(ii)                                  Except as otherwise set forth on Part II of Schedule 4.01(q) hereto, none of the properties currently or formerly owned or operated by any Subsidiary Guarantor or TRS Lessee (including, without limitation, the Borrowing Base Assets) is listed or, to the knowledge of each Loan Party and its Subsidiaries, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such listed property; there are no underground or above ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Subsidiary Guarantor or TRS Lessee (including, without limitation, the Borrowing Base Assets); there is no asbestos or asbestos-containing material on any property currently owned or operated by any Subsidiary Guarantor or TRS Lessee except for any non-friable asbestos-containing material that is being managed pursuant to, and in compliance with, an operations and maintenance plan and that does not currently require removal, remediation, abatement or encapsulation under Environmental Law; and, to the knowledge of each Loan Party and its Subsidiaries, Hazardous Materials have not been released, discharged or disposed of in any material amount or in violation of any Environmental Law or Environmental Permit on any property currently owned or operated by any Subsidiary Guarantor or TRS Lessee or, to the knowledge of each Loan Party and its Subsidiaries, during the period of their ownership or operation thereof, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries.

(iii)                               Except as otherwise set forth on Part III of Schedule 4.01(q) hereto, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any Borrowing Base Asset, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Subsidiary Guarantor or TRS Lessee have been disposed of in a manner not reasonably expected to result in a Material Adverse Effect.

(r)                                    Compliance with Laws.  Each Loan Party and each Subsidiary is in compliance with the requirements of all laws, rules and regulations (including, without limitation, the Securities Act and the Securities Exchange Act, and the applicable rules and regulations thereunder, state securities law and “Blue Sky” laws) applicable to it and its business, where the failure to so comply could reasonably be expected to result in a Material Adverse Effect.

(s)                                   Force Majeure.  Neither the business nor the assets of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could, as to assets other than the Borrowing Base Assets, reasonably be expected to result in a Material Adverse Effect.

(t)                                    Loan Parties’ Credit Decisions.  Each Loan Party has, independently and without reliance upon the Administrative Agent or any other Lender Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement (and in the case of the Guarantors, to give the guaranty under this Agreement) and each other Loan Document to which it is or is to be a party, and each Loan Party has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party.

(u)                                 Solvency.  Each Loan Party is, individually and together with its Subsidiaries, Solvent.

(v)                                 Sarbanes-Oxley.  No Loan Party has made any extension of credit to any of its directors or executive officers in contravention of any applicable restrictions set forth in Section 402(a) of Sarbanes-Oxley.

(w)                               ERISA Matters.  (i)  [Intentionally Omitted.]

(ii)                                  No ERISA Event has occurred within the preceding five plan years or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a material liability of any Loan Party or any ERISA Affiliate.

(iii)                               Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Lender Parties, is complete and accurate and fairly presents the funding status of such Plan as of the date of such Schedule B, and since the date of such Schedule B there has been no material adverse change in such funding status.

(iv)                              Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

(v)                                 Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(x)                                 PIP.  Schedule 4.01(x) attached hereto sets forth a list of improvements that the Loan Parties are required by the franchisor under the applicable Franchise Agreement to undertake with respect to each Borrowing Base Asset (the “PIP Improvements”) and the budgeted cost of such PIP Improvement (the “PIP Budgeted Cost”).

(y)                                 Existing Credit Agreement.  No event or circumstance has occurred or exists which would excuse the lenders under the Existing Credit Agreement from any obligation to provide loans or issue letters of credit thereunder.

ARTICLE V
COVENANTS OF THE LOAN PARTIES

SECTION 5.01              Affirmative Covenants.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, each Loan Party will:

(a)                                 Compliance with Laws, Etc.  Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970.

(b)                                 Payment of Taxes, Etc.  Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Loan Parties nor any of their Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is the subject of a Good Faith Contest, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(c)                                  Compliance with Environmental Laws.  Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties in material compliance with the requirements of all Environmental Laws; provided, however, that neither the Loan Parties nor any of their Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is the subject of a Good Faith Contest.

(d)                                 Maintenance of Insurance.  Maintain, and cause each of its Subsidiaries to maintain insurance, with respect to the Borrowing Base Assets, required by the terms of

Schedule VII of this Agreement with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Loan Party or such Subsidiaries operate, but in no event shall such amounts be lower or coverages be less comprehensive than the respective insurance amounts and coverages maintained by the Borrower and its Subsidiaries on the Closing Date approved by the Administrative Agent.

(e)                                  Preservation of Partnership or Corporate Existence, Etc.  Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence (corporate or otherwise), legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises, except, in the case of Subsidiaries of the Borrower only that are not a Subsidiary Guarantor, a TRS Lessee or a direct or indirect owner thereof, if in the reasonable business judgment of such Subsidiary it is in its best economic interest not to preserve and maintain such existence, legal structure, legal name, rights, permits, licenses, approvals, privileges and franchises and such failure is not reasonably likely to result in a Material Adverse Effect (it being understood that the foregoing shall not prohibit, or be violated as a result of any transaction by or involving any Loan Party or Subsidiary thereof otherwise permitted under Section 5.02(d) or (e) below).

(f)                                   Visitation Rights.  At any reasonable time and from time to time, permit any of the Administrative Agent or Lender Parties, or any agent or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, any Loan Party or TRS Lessee (but, in each case not more frequently than one time per year unless an Event of Default shall have occurred and be continuing) , and to discuss the affairs, finances and accounts of any Loan Party and any of its Subsidiaries with any of their general partners, managing members, officers or directors and with their independent certified public accountants.

(g)                                  Keeping of Books.  Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Loan Party and each such Subsidiary in accordance with GAAP.

(h)                                 Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted and will from time to time make or cause to be made all appropriate repairs, renewals and replacement thereof except where failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(i)                                     Transactions with Affiliates.  Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates (other than transactions exclusively among or between the Borrower and/or one or more of the Guarantors) on terms that are fair and reasonable and no less favorable to such Loan Party or such Subsidiary than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate, provided however, that all transactions  pursuant to any operating leases that are in the standard form of operating lease used by the Borrower’s Subsidiaries, shall be deemed fair and reasonable.

(j)                                    [Intentionally Omitted.]

(k)                                 [Intentionally Omitted.]

(l)                                     Further Assurances.  (i)  Promptly upon request by the Administrative Agent, or any Lender Party through the Administrative Agent, correct, and cause each Loan Party to promptly correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof.

(ii)                                  Promptly upon request by the Administrative Agent, or any Lender Party through the Administrative Agent, do, execute, acknowledge, deliver, record, re- record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, account control agreements, mortgages, deeds of trust, trust deeds, assignments of leases and rents, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Administrative Agent, or any Lender Party through the Administrative Agent, may reasonably require from time to time in order (A) to carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, to subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) to assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

(m)                             Performance of Material Contracts.  Perform and observe, and cause each of its Subsidiaries to perform and observe, all the material terms and provisions of each Material Contract relating to a Borrowing Base Asset to be performed or observed by it, maintain each such Material Contract relating to a Borrowing Base Asset in full force and effect, enforce each such Material Contract relating to a Borrowing Base Asset in material accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Administrative Agent, and, upon reasonable request of the Administrative Agent, make to each other party to each such Material Contract relating to a Borrowing Base Asset  such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract relating to a Borrowing Base Asset, and cause each of its Subsidiaries to do so.

(n)                                 Compliance with Leases.  Make all payments and otherwise perform all material obligations in respect of all leases relating to a Borrowing Base Asset to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled (except, in the case of the Borrower and Subsidiaries of the Borrower only, if in the reasonable business judgment of such Subsidiary it is in its best economic interest not to maintain such lease or prevent such lapse, termination, forfeiture or cancellation and such failure to maintain such lease or prevent such lapse, termination, forfeiture or cancellation is not in respect of an Operating Lease of a Borrowing Base Asset and could not otherwise reasonably be expected to result in a Material Adverse Effect), notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so.

(o)                                 [Intentionally Omitted.]

(p)                                 Management Agreements.  At all times cause each Borrowing Base Asset to be managed and operated by an Approved Manager that has (i) entered into a management agreement with respect to such Asset in form and substance reasonably satisfactory to the Required Lenders, and (ii) following the Performance Date, executed and delivered a management agreement subordination agreement in form and substance reasonably satisfactory to the Required Lenders.  Lender Parties acknowledge that the Management Agreement in effect as of the date hereof is satisfactory.

(q)                                 Franchise Agreements.  At all times cause each Borrowing Base Asset to be subject to a franchise agreement or similar arrangement with an Approved Franchisor who has (i) entered into a franchise agreement or similar agreement with respect to such Asset in form and substance reasonably satisfactory to the Required Lenders, and (ii) executed and delivered a franchisor comfort letter in form and substance reasonably satisfactory to the Required Lenders.

(r)                                    Maintenance of REIT Status.  In the case of the Parent Guarantor, be organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and at all times continue to qualify as a REIT and elect to be treated as a REIT under all applicable laws, rules and regulations.

(s)                                   Exchange Listing.  In the case of the Parent Guarantor, at all times (i) cause its common shares to be duly listed on the New York Stock Exchange, the American Stock Exchange or NASDAQ and (ii) timely file all reports required to be filed by it in connection therewith.

(t)                                    Sarbanes-Oxley.  Comply at all times with all applicable provisions of Section 402(a) of Sarbanes-Oxley.

(u)                                 Cash Management.  Comply at all times after the Performance Date with the terms and provisions of the Cash Management Agreement.

(v)                                 Subsidiary Guarantor Requirements.  Cause each Subsidiary Guarantor to (i) maintain in its constitutive documents the provisions referred to in the definition of Subsidiary Guarantor Requirements and (ii) comply with such provisions at all times.

(w)                               Operating Leases.  Promptly (i) perform and observe and cause each TRS Lessee to observe and perform all of the covenants and agreements required to be performed and observed under the Operating Leases and do all things necessary to preserve and to keep unimpaired the Loan Parties’ rights thereunder; (ii) notify the Administrative Agent of any default under the Operating Leases of which any Loan Party is aware; (iii) deliver to the Administrative Agent a copy of any notice of default or other notice received or given by the Loan Parties under the Operating Leases; and (iv) enforce in all respects the performance and observance of all of the covenants and agreements required to be performed or observed by the applicable lessor and lessee under each Operating Lease.

(x)                                 Insurance Proceeds and Condemnation Awards.

(i)                                     In the event of any loss or damage to any portion of any Borrowing Base Asset due to fire or other casualty, or any taking of any portion of any Borrowing Base Asset by condemnation or under power of eminent domain, the Administrative Agent shall have the right, but not the obligation, after the occurrence and during the continuation of an Event of Default, to settle insurance claims and condemnation claims or awards, unless the loss or damage is less than $1,000,000.  If (A) the loss or damage is less than $1,000,000 or (B) if the Administrative Agent elects not to settle such claim or award, then the applicable Loan Party shall have the right to settle such claim or award without the consent of the Administrative Agent; provided that (1) such Loan Party shall use the proceeds of any claim or award to rebuild or restore the applicable Borrowing Base Asset substantially to its condition prior to the casualty or condemnation to the extent permitted by applicable law and (2) such Loan Party shall provide the Administrative Agent with notice of the casualty or condemnation.  In all other cases, the applicable Loan Party shall not settle such claim or award without the prior or concurrent written consent of the Administrative Agent.  So long as such Borrowing Base Asset remains a Borrowing Base Asset, failure to use the insurance proceeds received directly from the insurance company to rebuild and restore the Borrowing Base Asset shall constitute an Event of Default.  The Administrative Agent shall have the right to settle any claim or award that the Loan Parties have not settled on or before six months after the date of such loss or prior to the date of such taking.  The Administrative Agent shall have the right (but not the obligation) to collect, retain and apply to the Obligations all insurance and condemnation proceeds (after deduction of all expense of collection and settlement, including reasonable attorney and adjusters’ fees and expenses) in the event that an Event of Default exists under this Agreement or the other Loan Documents or the Borrowing Base Asset no longer meets the Borrowing Base Conditions, and the Loan Parties agree to pay any such amounts received by them to Administrative Agent upon demand of Administrative Agent.  Otherwise, all proceeds shall be delivered to the Borrower. Any proceeds remaining after application to the Obligations shall be paid by the Administrative Agent to the Borrower or the party then entitled thereto.

(ii)                                  If the Administrative Agent does not elect to or is not entitled to apply casualty proceeds or condemnation awards to the Obligations and if the Loan Parties are not entitled to settle such claims, all as provided under the foregoing subsection (i), the Administrative Agent shall have the right (but not the obligation) to settle, collect and retain such proceeds, and after deduction of all reasonable expenses of collection and settlement, including reasonable attorney and adjusters’ fees and expenses, to release the same to the applicable Loan Party periodically, provided that such Loan Party shall:

(A)                               expeditiously repair and restore all damage to the portion of the Borrowing Base Asset in question resulting from such casualty or condemnation, including completion of the construction if such fire or other casualty shall have occurred prior to completion, so that the Borrowing Base Asset continue to qualify as a Borrowing Base Asset following such construction; and

(B)                               if the casualty proceeds or condemnation awards are, in the Administrative Agent’s reasonable judgment, insufficient to complete the repair and restoration of the buildings, structures and other improvements constituting the Borrowing Base Asset as aforesaid, then the Loan Parties shall promptly deposit with the Administrative Agent the amount of such deficiency.

Any request by a Loan Party for a disbursement by the Administrative Agent of casualty proceeds or condemnation awards by the Borrower pursuant to this Section 5.01(x) and the disbursement thereof shall be conditioned upon the Loan Parties’ compliance with and satisfaction of the same conditions precedent as would be applicable in connection with construction loans made by institutional lenders for projects similar to the affected Borrowing Base Asset, including approval of plans and specifications, submittal of evidence of completion, updated title insurance, lien waivers, and other customary safeguards.

SECTION 5.02              Negative Covenants.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, no Loan Party will, at any time:

(a)                                 Liens, Etc.  (i) Permit any Restricted Party to create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets of any character (including, without limitation, accounts) whether now owned or hereafter acquired or sign or file or suffer to exist, or permit any Restricted Parties to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names any such Restricted Party as debtor, or sign or suffer to exist, or permit any such Restricted Party to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit to assign, any accounts or other right to receive income, except:

(A)                               Liens created under the Loan Documents;

(B)                               Permitted Liens;

(C)                               [Intentionally Omitted];

(D)                               Purchase money Liens upon or in equipment acquired or held by Subsidiary Guarantors in the ordinary course of business to secure the purchase price of such equipment or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment to be subject to such Liens, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; provided further that the aggregate principal amount of the Indebtedness secured by Liens permitted by this clause (iv) shall not exceed the amount permitted under Section 5.02(b)(iii)(A); and

(E)                                Liens arising in connection with Capitalized Leases of Subsidiary Guarantors permitted under Section 5.02(b)(iii)(B), provided that no such

Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases;

(ii)                                  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its direct or indirect interest in any TRS Lessee (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names any such Loan Party or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, with respect to any direct or indirect interest in any TRS Lessee.

(b)                                 Indebtedness.  Permit any Restricted Party to create, incur, assume or suffer to exist, any Indebtedness, except:

(i)                                     Indebtedness under the Loan Documents;

(ii)                                  [Intentionally Omitted];

(iii)                               in the case of the Subsidiary Guarantors,

(A)                               Indebtedness secured by Liens permitted by Section 5.02(a)(i)(D) not to exceed in the aggregate $1,000,000.00 at any time outstanding;

(B)                               Capitalized Leases of the Subsidiary Guarantors not to exceed in the aggregate $1,000,000.00 at any time outstanding;

(iv)                              [Intentionally Omitted];

(v)                                 endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and

(vi)                              [Intentionally Omitted]

(c)                                  Change in Nature of Business.  Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried at the Closing Date (after giving effect to the transactions contemplated by the Loan Documents); or engage in, or permit any of its Subsidiaries to engage in, any business other than ownership, development, licensing and management of Hotel Assets in the United States consistent with the business plan described in the Registration Statement and the requirements of the Loan Documents, and other business activities incidental thereto.

(d)                                 Mergers, Etc.  Permit any Restricted Party to merge or consolidate with or into, or convey, transfer (except as permitted by Section 5.02(e)), lease (but not including entry into Operating Leases between Subsidiary Guarantors and TRS Lessees) or otherwise dispose of

(whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Persons.  Notwithstanding any other provision of this Agreement, any Loan Party or Subsidiary of a Loan Party shall be permitted to effect any Transfer of Borrowing Base Assets through the sale or transfer of direct or indirect Equity Interests in the Person (other than the Borrower or the Parent Guarantor) that owns such Assets so long as Section 5.02(e) would otherwise permit the Transfer of all assets owned by such Person at the time of such sale or transfer of such Equity Interests.  Upon the sale or transfer of Equity Interests in any Person that is a Subsidiary Guarantor permitted under the immediately preceding sentence, provided that no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Administrative Agent shall, upon the request of the Borrower, release such Subsidiary Guarantor from the Guaranty and the Collateral Documents.

(e)                                  Sales, Etc. of Assets.  In the case of the Loan Parties (other than the Parent Guarantor) and the other Restricted Parties, sell, lease (other than by entering into Operating Leases), transfer or otherwise dispose of, or grant any option or other right to purchase, lease (other than any option or other right to enter into Operating Leases) or otherwise acquire, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, or grant any option or other right to purchase, lease or otherwise acquire (each action described in this subsection (e), including, without limitation, any Sale and Leaseback Transaction, being a “Transfer”), any Borrowing Base Asset or any asset of TRS Lessee (or any direct or indirect Equity Interests in the owner thereof), in each case other than the following Transfers, which shall be permitted hereunder only so long as no Default or Event of Default shall exist or would result therefrom:

(i)                                     [Intentionally Omitted.]

(ii)                                  [Intentionally Omitted.]

(iii)                               the Transfer of any Borrowing Base Asset or Borrowing Base Assets to any Person, provided that:

(A)                               the Borrower shall deliver to the Administrative Agent written notice of its desire to effect such Transfer no later than ten (10) days prior to the date on which such Transfer is to be effected;

(B)                               all release documents to be executed by the Administrative Agent shall be in form and substance reasonably satisfactory to the Administrative Agent;

(C)                               the Borrower shall pay all reasonable costs and expenses of the Administrative Agent in connection with such Transfer and release, including without limitation, reasonable attorney’s fees;

(D)                               the Borrower shall pay to the Administrative Agent for the account of the Lenders a release price, which payment shall be applied to reduce the outstanding principal balance of the Advances, in an amount equal to 120% of the Allocated Loan Amount for such Borrowing Base Assets;

(E)                                the Loan Parties shall be in compliance with the covenant contained in Section 5.04 on a pro forma basis immediately after giving effect to such Transfer, and

(F)                                 on or prior to the date of such Transfer, as the case may be, the Borrower shall have delivered to the Administrative Agent (A) a certificate demonstrating that the ratio of Adjusted Net Operating Income from the remaining Borrowing Base Assets to the outstanding principal balance of the Advances (calculated on a pro forma basis after giving effect to such Transfer and to any repayment of Advances made at the time thereof) will be greater than or equal to eleven percent (11%), and (B) a certificate of the Chief Financial Officer (or other Responsible Officer performing similar functions) of the Borrower demonstrating compliance with the foregoing clauses (A) through (F) and confirming that no Default or Event of Default shall exist on the date of such Transfer or will result therefrom, together with supporting information in detail reasonably satisfactory to the Administrative Agent, or

(iv)                              the Transfer of (1) obsolete or worn out FF&E in the ordinary course of business or (2) inventory in the ordinary course of business, which FF&E or inventory, as the case may be, is used or held in connection with a Borrowing Base Asset.

Following a Transfer of a portion or all Borrowing Base Assets owned or leased by a Subsidiary Guarantor in accordance with Section 5.02(e)(iii), the Administrative Agent shall, upon the request of the Borrower and at the Borrower’s expense, promptly release any mortgages, deeds of trust, security agreements, and UCC financing statements from such transferred Borrowing Base Assets (or relating  to the Equity Interests pledged with respect thereto provided that the Borrowing Base Asset so transferred is the only Borrowing Base Asset of such Subsidiary Guarantor).  Further, following a Transfer of all Borrowing Base Assets owned by a Subsidiary Guarantor in accordance with Section 5.02(e)(iii), the Administrative Agent shall, upon the request of the Borrower and at the Borrower’s expense, promptly release such Subsidiary Guarantor from the Guaranty, the Security Agreement and the Cash Management Agreement, as applicable.

The provisions of Section 5.02(e)(iii) shall also apply in the event that the Borrower desires to refinance a Borrowing Base Asset.

(f)                                   Investments.  Permit any Restricted Party to make or hold any Investment other than:

(i)                                     Investments by any Restricted Party in their Subsidiaries outstanding on the date hereof  and set forth on Schedule 4.01(b) hereto;

(ii)                                  Investments in Cash Equivalents;

(iii)                               The Borrowing Base Assets and related personal property necessary for the use, operation and management thereof; and

(iv)                              Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit extended in the ordinary course of business in an aggregate amount for all Restricted Parties not to exceed at any time $2,000,000.00;

(g)                                  Restricted Payments.

(i)                                     In the case of the Parent Guarantor and the Borrower, without the prior consent of the Required Lenders, declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such (collectively, “Restricted Payments”), subject to certain redemption rights of the holders of Equity Interests in the Borrower as more particularly described in the Registration Statement; provided, however, that so long as no Default or Event of Default shall have occurred and be continuing, the Parent Guarantor and the Borrower may make Restricted Payments without the prior consent of the Required Lenders to holders of Equity Interests in the Parent Guarantor and the Borrower, as applicable, to the extent the same would not result in a Default under Section 5.04(a)(iii) under the Existing Credit Agreement or any other provision of this Agreement.

(ii)                                  Following the occurrence and during the continuance of an Event of Default, no Restricted Party shall make any Restricted Payment unless consented to by all of the Lenders, which consent may be withheld in the sole, absolute and complete discretion of the Lenders.

(h)                                 Amendments of Constitutive Documents.  Amend, or permit any of its Subsidiaries to amend, in each case in any material respect, its limited liability company agreement, partnership agreement, certificate of incorporation or bylaws or other constitutive documents, provided that (1) any amendment to any such constitutive document that would be adverse to any of the Secured Parties shall be deemed “material” for purposes of this Section; (2) any amendment to any such constitutive document that would designate such Subsidiary (which is not a Restricted Party) as a “special purpose entity” or otherwise confirm such Subsidiary’s status as a “special purpose entity” shall be deemed “not material” for purposes of this Section; and (3) in the case of Subsidiaries of the Borrower only, a Subsidiary may amend its constitutive documents if in the reasonable business judgment of such Subsidiary it is in its best economic interest to do so and such amendment is not otherwise prohibited by this Agreement and could not reasonably be expected to result in a Material Adverse Effect.

(i)                                     Accounting Changes.  Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles, or (ii) Fiscal Year.

(j)                                    Speculative Transactions.  Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions.

(k)                                 Payment Restrictions Affecting Subsidiaries.  Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Indebtedness owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Borrower or any Subsidiary of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents, (ii) the Existing Credit Agreement; (iii) any agreement or instrument evidencing Non-Recourse Debt, provided that the terms of such Indebtedness, and of such agreement or instrument, do not restrict distributions in respect of Equity Interests in Subsidiaries directly or indirectly owning Borrowing Base Assets, and (iv) any agreement in effect at the time such Subsidiary (other than a Restricted Party) becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower.

(l)                                     Amendment, Etc. of Material Contracts.  Cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, waive any default under or breach of any Material Contract, agree in any manner to any other amendment, modification or change of any term or condition of any Material Contract or take any other action in connection with any Material Contract that would impair in any material respect the value of the interest or rights of any Loan Party thereunder or that would impair or otherwise adversely affect in any material respect the interest or rights, if any, of the Administrative Agent or any Lender Party, or permit any of its Subsidiaries to do any of the foregoing, in each case not affecting any Borrowing Base Asset taking into account the effect of any agreements that supplement or serve to substitute for, in whole or in part, such Material Contract, and in the case of a Material Contract not affecting any Borrowing Base Asset, in a manner that could reasonably be expected to have a Material Adverse Effect.

(m)                             Negative Pledge.  Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any property or assets of any Restricted Party (including, without limitation, any Borrowing Base Asset or Material Contract), except (i) pursuant to the Loan Documents or (ii) any Capitalized Lease permitted by Section 5.02(b)(iii)(B) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto.

(n)                                 Renovation  Undertake or engage in any development, redevelopment or renovation with respect to any Borrowing Base Asset except for any PIP Improvements set forth on Schedule 4.01(x).

(o)                                 Accounts.  Without the approval of the Administrative Agent, open or permit the opening of any account for the deposit of revenues of each direct and indirect Subsidiary that owns or leases a Borrowing Base Asset, other than (i) prior to the Performance Date, segregated accounts of the applicable Subsidiary Guarantor and TRS Lessee, and (ii) following the Performance Date, the accounts specified in the Cash Management Agreement.

(p)                                 Subsidiary Guarantor Requirements.  Amend or otherwise modify the Subsidiary Guarantor Requirements or give any consent, waiver or approval thereunder, waive any default under or breach of the Subsidiary Guarantor Requirements, agree in any manner to any other amendment, modification or change of any term or condition of the Subsidiary Guarantor Requirements or take any other action in connection with the Subsidiary Guarantor Requirements that would impair in any material respect the value of the interest or rights of any Loan Party thereunder or that would impair or otherwise adversely affect in any material respect the interest or rights, if any, of the Administrative Agent or any Lender.

(q)           Multiemployer Plans.  Neither any Loan Party nor any ERISA Affiliate will contribute to or be required to contribute to any Multiemployer Plan.

(r)            [Intentionally Omitted.]

(s)            Transactions with Affiliates.  Permit any Restricted Party to enter into any transaction with its Affiliates except with respect to Borrowing Base Assets, subject to the consent of the Administrative Agent, not to be unreasonably withheld, transactions occurring in the ordinary course of the business of owning and operating hotels, and in each case in accordance with Section 5.01(i).

(t)            TRS Holdco and TRS Lessees.  Permit any TRS Lessee to enter into or conduct any business, or engage in any activity, other than (i) the lease and operation of a Borrowing Base Asset; (ii) the performance of its Obligations (subject to the limitations set forth in the Loan Documents) under each Loan Document to which it is a party; and (iii) activities incidental to each of the foregoing.

SECTION 5.03     Reporting Requirements.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, the Borrower will furnish to the Administrative Agent and the Lender Parties in accordance with Section 9.02(b):

(a)           Default Notice.  As soon as possible and in any event within five Business Days after the occurrence of each Default or any event, development or occurrence reasonably expected to result in a Material Adverse Effect continuing on the date of such statement, a statement of the Chief Financial Officer (or other Responsible Officer) of the Parent Guarantor setting forth details of such Default or such event, development or occurrence and the action that the Parent Guarantor has taken and proposes to take with respect thereto.

(b)           Annual Financials.  As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Parent Guarantor and its consolidated Subsidiaries, including therein Consolidated and consolidating balance sheets of the Parent Guarantor and its Subsidiaries as of the end of such Fiscal Year and Consolidated and consolidating statements of income and a Consolidated and consolidating statement of cash flows of the Parent Guarantor and its Subsidiaries for such Fiscal Year (it being acknowledged that a copy of the annual audit report filed by the Parent Guarantor with the Securities and Exchange Commission shall satisfy the foregoing requirements), in each case accompanied by (x) an unqualified opinion acceptable to the Required Lenders of KPMG LLP or Ernst & Young, LLP or other independent public accountants of recognized standing reasonably acceptable to the Required Lenders, and (y) a report of such independent public accountants as to the Borrower’s internal controls required under Section 404 of the Sarbanes-Oxley Act of 2002, but only to the extent the Borrower is subject to Section 404, in each case certified in a manner to which the Required Lenders have not objected, together with (i) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by such accountants in determining, as of the end of such Fiscal Year, compliance with the covenant contained in Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Parent Guarantor shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP and (ii) a certificate of the Chief Financial Officer (or other Responsible Officer) of the Parent Guarantor stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent Guarantor has taken and proposes to take with respect thereto.

(c)           Quarterly Financials.  As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, Consolidated and consolidating balance sheets of the Parent Guarantor and its Subsidiaries as of the end of such quarter and Consolidated and consolidating statements of income and a Consolidated and consolidating statement of cash flows of the Parent Guarantor and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and Consolidated and consolidating statements of income and a Consolidated and consolidating statement of cash flows of the Parent Guarantor and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, Chief Financial Officer or Treasurer (or other Responsible Officer performing similar functions) of the Parent Guarantor as having been prepared in accordance with GAAP (it being acknowledged that a copy of the quarterly financials filed by the Parent Guarantor with the Securities and Exchange Commission shall satisfy the foregoing requirements), together with (i) a certificate of such officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent Guarantor has taken and proposes to take with respect thereto and (ii) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Parent Guarantor in determining compliance with the covenant contained in Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Parent Guarantor shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP.

(d)           Compliance Certificate.  As soon as available and in any event within 25 days after the end of each calendar month, a certificate, as at the end of such month, certified by the Chief Financial Officer (or other Responsible Officer performing similar functions) of the Parent Guarantor demonstrating compliance with the covenant set forth in Section 5.04, accompanied by the computations used in determining such compliance.

(e)           Borrowing Base Financials.  As soon as available and in any event within 30 days after the end of each calendar month, financial information in respect of all Borrowing Base Assets (including, without limitation, operating statements for the prior twelve (12) calendar months), in form and detail reasonably satisfactory to the Administrative Agent.

(f)            Annual Budgets.  As soon as available and in any event within than 45 days after the end of each Fiscal Year, forecasts prepared by management of the Parent Guarantor, in form reasonably satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on a quarterly basis for the then current Fiscal Year and on an annual basis for each Fiscal Year thereafter until the Termination Date.

(g)           Material Litigation.  Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(f), and promptly after the occurrence thereof, notice of any material adverse change in the status or the financial effect on any Loan Party or any of its Subsidiaries of the Material Litigation from that described on Schedule 4.01(f) hereto.

(h)           PIP Certificate.  Promptly after the request of Administrative Agent, the Borrower will furnish to the Administrative Agent and the Lender Parties in accordance with Section 9.02(b), a certificate of the Parent Guarantor signed by the Chief Financial Officer (or other Responsible Officer performing similar functions) certifying the amounts of PIP Budgeted Costs spent during such fiscal quarter by the Loan Parties, with detail as the amounts spent on each PIP Improvement at each Borrowing Base Asset (the “PIP Certificate”), and such other supporting evidence of the payment thereof as Administrative Agent shall reasonable request.

(i)            Real Property.  As soon as available and in any event within 45 days after the end of each fiscal quarter of each Fiscal Year, a report supplementing Schedule 4.01(p) hereto, including an identification of all owned and leased real property acquired or disposed of by any Loan Party or any of its Subsidiaries during such fiscal quarter and a description of such other changes in the information included in Section 4.01(p) as may be necessary for such Schedule to be accurate and complete.

(j)            STAR Report.  Within forty-five (45) days after the end of each calendar quarter, for each Borrowing Base Asset, (i) a group booking pace report and market segmentation report, if available, and (ii) the most current Smith Travel Research STAR Report available, comparing such Mortgaged Property to its primary competitive set.

(k)           Environmental Conditions.  Notice to the Administrative Agent (i) promptly upon obtaining knowledge of any material violation of any Environmental Law affecting any Borrowing Base Asset or the operations thereof or the operations of any of its Subsidiaries related to a Borrowing Base Asset, (ii) promptly upon obtaining knowledge of any known release, discharge or disposal of any Hazardous Materials at, from, or into any Borrowing Base Asset which it reports in writing or is legally required to report in writing to any Governmental Authority and which is material in amount or nature or which could reasonably be expected to materially adversely affect the value of such Borrowing Base Asset, (iii) promptly upon its receipt of any written notice of material violation of any Environmental Laws or of any material release, discharge or disposal of Hazardous Materials in violation of any Environmental Laws or any matter that could reasonably be expected to result in an Environmental Action, in each case related to a Borrowing Base Asset, including a notice or claim of liability or potential responsibility from any third party (including without limitation any federal, state or local governmental officials) and including notice of any formal inquiry, proceeding, demand, investigation or other action with regard to (A) such Loan Party’s or any other Person’s operation of any Borrowing Base Asset in compliance with

Environmental Laws, (B) Hazardous Materials contamination on, from or into any Borrowing Base Asset, or (C) investigation or remediation of off-site locations at which such Loan Party or any of its predecessors are alleged to have directly or indirectly disposed of Hazardous Materials, or (iv) upon such Loan Party’s obtaining knowledge that any expense or loss has been incurred by such Governmental Authority in connection with the assessment, containment, removal or remediation of any Hazardous Materials with respect to which such Loan Party could reasonably be expected to incur material liability or for which a Lien may be imposed on any Borrowing Base Asset, provided that notice is required only for any of the events described in clauses (i) through (iv) above that could reasonably be expected to result in a Material Adverse Effect, could reasonably be expected to result in a material Environmental Action with respect to any Borrowing Base Asset or could reasonably be expected to result in a Lien against any Borrowing Base Asset.

(l)            Borrowing Base Asset Value.  Promptly after discovery of any setoff, claim, withholding or defense asserted or effected against any Loan Party, or to which any Borrowing Base Asset is subject, which could reasonably be expected to (i) have a material adverse effect on the value of a Borrowing Base Asset, (ii) have a Material Adverse Effect or (iii) result in the imposition or assertion of a Lien against any Borrowing Base Asset which is not a Permitted Lien, notice to the Administrative Agent thereof.

(m)          Compliance with Borrowing Base Asset Conditions.  Promptly after obtaining actual knowledge of any condition or event which causes any Borrowing Base Asset to fail to satisfy any of the Borrowing Base Conditions (other than those Borrowing Base Conditions, if any, that have theretofore been waived by the Administrative Agent and the Required Lenders with respect to any particular Borrowing Base Asset, to the extent of such waiver), notice to the Administrative Agent thereof.

(n)           Performance Trigger  Promptly after the occurrence of the Performance Trigger, notice to the Administrative Agent thereof.

(o)           Reconciliation Statements.  If, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in Section 4.01(g) and forecasts referred to in Section 4.01(h), the Consolidated and consolidating financial statements and forecasts of the Parent Guarantor and its Subsidiaries delivered pursuant to Section 5.03(b), (c) or (f) will differ in any material respect from the Consolidated and consolidating financial statements that would have been delivered pursuant to such Section had no such change in accounting principles and policies been made, then (i) together with the first delivery of financial statements or forecasts pursuant to Section 5.03(b), (c) or (f) following such change, Consolidated and consolidating financial statements and forecasts of the Parent Guarantor and its Subsidiaries for the fiscal quarter immediately preceding the fiscal quarter in which such change is made, prepared on a pro forma basis as if such change had been in effect during such fiscal quarter, and (ii) if requested by Administrative Agent, a written statement of the Chief Executive Officer, Chief Financial Officer or Treasurer (or other Responsible Officer performing similar functions) of the Parent Guarantor setting forth the differences (including any differences that would affect any calculations relating to the financial covenant set forth in Section 5.04) which would have resulted if such financial statements and forecasts had been prepared without giving effect to such change.

(p)           [Intentionally Omitted.]

(q)           Other Information.  Promptly, such other information respecting, and which is reasonably foreseeable to be material to, the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as the Administrative Agent, or any Lender Party through the Administrative Agent, may from time to time reasonably request.

SECTION 5.04     Borrowing Base Adjusted Net Operating Income.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, the Parent Guarantor will not permit at any time the Adjusted Net Operating Income to be less than (A) $9,300,000.00 at any time prior to the release of any of the Borrowing Base Assets pursuant to Section 5.02(e)(iii), or (B) $4,800,000.00 if the Indiana Assets are the only Borrowing Base Assets as a result of the release of the Kentucky Assets pursuant to Section 5.02(e)(iii), or (C) $4,500,000.00 if the Kentucky Assets are the only Borrowing Base Assets as a result of the release of the Indiana Assets pursuant to Section 5.02(e)(iii).

SECTION 5.05     Compliance with Covenants in Existing Credit Agreement.  The Borrower and Parent Guarantor agree to perform and comply, and cause to be performed and complied with, with each and every covenant, whether affirmative or negative, of the Borrower, Parent Guarantor and their Subsidiaries set forth in the Existing Credit Agreement and the other “Loan Documents” (as defined in the Existing Credit Agreement) as if the same were more fully set forth herein.  In the event that the Existing Credit Agreement shall terminate or otherwise be of no force or effect, then without limiting the terms of Section 3.04, the obligation of the Borrower and Parent Guarantor hereunder to perform and comply with, and cause to be performed and complied with, each and every covenant therein shall survive notwithstanding such termination.  Upon the request of Administrative Agent, the Borrower and Guarantors shall enter into such amendments to the Loan Documents as Administrative Agent may reasonably request to incorporate some or all of the covenants of the Existing Credit Agreement into the Loan Documents.

ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.01     Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)           Failure to Make Payments When Due.  (i) The Borrower shall fail to pay any principal of any Advance when the same shall become due and payable, (ii) the Borrower shall fail to pay any interest on any Advance within three Business Days after the same becomes due and payable or (iii) or any Loan Party shall fail to make any other payment under any Loan Document within five Business Days after the same becomes due and payable.

(b)           Breach of Representations and Warranties.  Any representation or warranty made by any Loan Party (or any of its officers or the officers of its general partner or managing member, as applicable) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c)           Breach of Certain Covenants.  (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.14, 5.01(d), (e), (f), (i), (n) (to the

extent such failure would permit the lessor under the applicable Operating Lease to terminate such lease), (r), (s), (t), (u) or (v), 5.02, 5.03(a), (g), (k), (l), (m), (n), or 5.04, or (ii) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.03(b), (c), (d), (e), (f), (h), (i), (j), or (o), if such failure described in this clause (ii) shall remain unremedied for 15 days after the earlier of the date on which (A) a Responsible Officer becomes aware of such failure or (B) written notice thereof shall have been given to the Borrower by any Agent or any Lender Party; or (iii) the Borrower or Parent Guarantor shall fail to perform or observe, or cause to be performed or observed, any term, covenant, condition or agreement contained in Section 5.05 and such failure under this clause (iii) shall, as to the particular covenant or covenants contained in the Existing Credit Agreement not so performed or observed continue beyond the period of any grace or notice and cure period set forth in the Existing Credit Agreement with respect to the non-performance of such covenant (without regard to any extension, modification or waiver thereof that may be granted under the Existing Credit Agreement); or

(d)           Other Defaults under Loan Documents.  Any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) a Responsible Officer becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender Party (provided that the foregoing cure period shall not apply to any default excluded from any provisions of cure of defaults contained in any of the other Loan Documents); or

(e)           Cross Defaults.  (i) Any Loan Party or any Subsidiary thereof shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Material Debt when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Material Debt, if (A) the effect of such event or condition is to permit the acceleration of the maturity of such Material Debt or otherwise permit the holders thereof to cause such Material Debt to mature, and (B) such event or condition shall remain unremedied or otherwise uncured for a period of 30 days; or (iii) the maturity of any such Material Debt shall be accelerated or any such Material Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Material Debt shall be required to be made, in each case prior to the stated maturity thereof.  Without limiting the foregoing, the occurrence of an “Event of Default” under the Existing Credit Agreement shall be an Event of Default; or

(f)            Insolvency Events.  Any Loan Party or any Subsidiary thereof shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any Subsidiary thereof seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any Subsidiary thereof shall take any corporate action to authorize any of the actions set forth above in this subsection (f); provided, however, that, if any of the events or circumstances described in this subsection (f) occur or exist with respect to a Subsidiary of the Borrower that is not a Loan Party or a Restricted Party (a “Debtor Subsidiary”), such event(s) or circumstance(s) shall not constitute a Default or an Event of Default so long as (i) such Debtor Subsidiary has no other Debt other than Non-Recourse Debt, (ii) such event(s) or circumstance(s) have not resulted in, and will not result in, any material liability, either individually or in the aggregate, to the Parent, the Borrower or any of their Subsidiaries (exclusive of the Debtor Subsidiary), and (iii) the total assets of such Debtor Subsidiary do not exceed $10,000,000 as of the date such event(s) occur or such circumstance(s) first exist; and (iv) no court of competent jurisdiction has issued an order substantively consolidating the assets and liabilities of such Debtor Subsidiary with those of any other Person; or

(g)           Monetary Judgments.  Any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $10,000,000 shall be rendered against any Loan Party or any Subsidiary thereof and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 6.01(g) if and so long as (A) the amount of such judgment or order which remains unsatisfied is covered by a valid and binding policy of insurance between the respective Loan Party or Subsidiary and the insurer covering full payment of such unsatisfied amount and (B) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

(h)           Non-Monetary Judgments.  Any non-monetary judgment or order shall be rendered against any Loan Party or Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i)            Unenforceability of Loan Documents.  Any material provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 3.04 shall for any reason (other than pursuant to the terms thereof) cease to be valid and binding on or enforceable against any Loan Party which is party to it, or any such Loan Party shall so state in writing; or

(j)            Security Failure.  Any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or 3.04 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby in any material respect; or

(k)           Change of Control.  A Change of Control shall occur; or

(l)            ERISA Events.  Any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) exceeds $10,000,000; or

(m)          Defaults under Subsidiary Guarantor Requirements.  Any Subsidiary Guarantor shall breach in any material respect the Subsidiary Guarantor Requirements;

then, and in any such event, the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Loan Parties.  Upon the occurrence of any Event of Default, the Administrative Agent may obtain Appraisals of the Borrowing Base Assets, and the Borrower shall reimburse the Administrative Agent for the cost of such Appraisals within ten (10) Business Days of demand.  In addition, upon the occurrence of an Event of Default, the Administrative Agent may, or upon the request of the Required Lenders shall, require that the Borrower establish reserve accounts for real estate taxes, insurance and FF&E with respect to the Borrowing Base Assets.  If Borrower, any Guarantor or any TRS Lessee fails to perform any agreement or covenant contained in this Agreement, any of the other Loan Documents, any Operating Lease or any Material Contract relating to a Borrowing Base Asset, Administrative Agent may itself perform, or cause to be performed, any agreement or covenant of such Person contained in this Agreement, any of the other Loan Documents, the Operating Lease or any Material Contract relating to a Borrowing Base Asset which such Person shall fail to perform, and the out-of-pocket costs of such performance, together with any reasonable out-of-pocket expenses, including reasonable attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by Administrative Agent in connection therewith, shall be payable by Borrower and/or Guarantors upon demand and shall constitute a part of the Obligations and shall if not paid within five (5) days after demand bear interest at the default rate as set forth in this Agreement.  The Loan Parties, for themselves and their Subsidiaries, grant Administrative Agent a right of access to the Borrowing Base Assets for the purpose of exercising such rights.

SECTION 6.02     [Intentionally Omitted.]

ARTICLE VII
GUARANTY

SECTION 7.01     Guaranty; Limitation of Liability.  (a)  Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Agreement or any other Loan Document.  Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.  This Guaranty is and constitutes a guaranty of payment and not merely of collection.  Notwithstanding anything to the contrary herein, the Lender Parties shall immediately release the guaranty of any Subsidiary Guarantor at such time as the Guarantor has completed Transfers in compliance with Section 5.02(e)(iii) such that the Subsidiary Guarantor does not own, directly or indirectly any one or more Borrowing Base Assets.

(b)           Each Guarantor, the Administrative Agent and each other Lender Party and, by its acceptance of the benefits of this Guaranty, each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder.  To effectuate the foregoing intention, the Guarantors, the Administrative Agent, the other Lender Parties and, by their acceptance of the benefits of this Guaranty, the other Secured Parties hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c)           Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

SECTION 7.02     Guaranty Absolute.  Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the other Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any other Secured Party with respect thereto.  The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of this Agreement or the other Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions.  The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)           any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower, any other Loan Party or any of their Subsidiaries or otherwise;

(c)           any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)           any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e)           any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f)            any failure of the Administrative Agent or any other Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to the Administrative Agent or such other Secured Party (each Guarantor waiving any duty on the part of the Administrative Agent and each other Secured Party to disclose such information);

(g)           the failure of any other Person to execute or deliver this Agreement, any other Loan Document, or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h)           any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any other Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

(i)            This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 7.03     Waivers and Acknowledgments.  (a)  Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Administrative Agent or any other Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any collateral.

(b)           Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)           Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or any other Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d)           Each Guarantor acknowledges that the Administrative Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Administrative Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale provided that such sale is conducted in accordance with applicable law.

(e)           Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent or any other Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, any other Loan Party or any of their Subsidiaries now or hereafter known by the Administrative Agent or such other Secured Party.

(f)            Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and the other Loan Documents and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

SECTION 7.04     Subrogation.  Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty, this Agreement or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower, any other Loan Party or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents.  If (i) any Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations,  and (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the termination in whole of the Commitments shall have occurred, the Administrative Agent and the other Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

SECTION 7.05     [Intentionally Omitted.]

SECTION 7.06     Indemnification by Guarantors.  (a)  Without limitation on any other Obligations of any Guarantor or remedies of the Administrative Agent or the Secured Parties under this Agreement, this Guaranty or the other Loan Documents, each Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless the Administrative Agent, the Arrangers, each other Secured Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of any Loan Party enforceable against such Loan Party in accordance with their terms.

(b)           Each Guarantor hereby also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any of the Guarantors or any of their respective Affiliates or any of their respective officers, directors, employees, agents and advisors, and each Guarantor hereby agrees not to assert any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated by the Loan Documents.

SECTION 7.07     Subordination.  Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.07.

(a)           Prohibited Payments, Etc.  Except during the continuance of a Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor may receive regularly scheduled payments or payments made in the ordinary course of business from any other Loan Party on account of the Subordinated Obligations to the extent such Subordinated Obligations are permitted under this Agreement.  After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), however, unless required pursuant to Section 7.07(d), no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b)           Prior Payment of Guaranteed Obligations.  In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c)           Turn-Over.  After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d)           Administrative Agent Authorization.  After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

SECTION 7.08     Continuing Guaranty.  This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) be binding upon the Guarantors, their successors and assigns (provided that the Guarantors may not assign their rights or obligations hereunder without the written consent of all Lenders) and (c) inure to the benefit of and be enforceable by the Administrative Agent and the other Secured Parties and their successors, transferees and assigns.

ARTICLE VIII
THE AGENTS

SECTION 8.01     Authorization and Action; Appointment of Supplemental Agents.  (a)  Each Lender Party hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto.  As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lender Parties and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law, including without limitation, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.  The Administrative Agent agrees to give to each Lender Party prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.  The obligations of the Administrative Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Administrative Agent as a trustee for any Lender or to create an agency or fiduciary relationship.  Administrative Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Administrative Agent”, it is understood and agreed that Administrative Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  Notwithstanding anything to the contrary in any Loan Document, no Person identified as a syndication agent, documentation agent, senior manager, sole lead arranger or book-running manager, in such Person’s capacity as such, shall have any obligations or duties to any Loan Party, the Administrative Agent or any other Secured Party under any of such Loan Documents.  In its capacity as the Lender Parties’ contractual representative, the Administrative Agent is a “representative” of the Lender Parties as used within the meaning of “Secured Party” under Section 9-102 of the Uniform Commercial Code.

(b)           Anything contained herein or in the Collateral Documents to the contrary notwithstanding, the Administrative Agent may from time to time, when the Administrative Agent deems it to be necessary, appoint one or more trustees, co-trustees, collateral co-agents or collateral subagents (each, a “Supplemental Agents”) with respect to all or any part of the Collateral.  In the event that the Administrative Agent so appoints any Supplemental Agent with respect to any Collateral, (i) such Supplemental Agent shall automatically be vested, in addition to the Administrative Agent, with all rights, powers, privileges, interests and remedies of the Administrative Agent under the Collateral Documents with respect to such Collateral; (ii) such Supplemental Agent shall be deemed to be an “Agent” for purposes of this Agreement and the other Loan Documents, and the provisions of any Collateral Document, this Article and Section 9.04 hereof that refer to the Administrative Agent shall inure to the benefit of such Supplemental Agent, and all references therein and in the other Loan Documents to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Agent, as the context may require; and (iii) the term “Administrative Agent”, when used herein or in any applicable Collateral Document in relation to the Liens on or security interests in such Collateral granted in favor of the Administrative Agent, and any rights, powers, privileges, interests and remedies of the Administrative Agent with respect to such Collateral, shall be deemed to include such Supplemental Agent; provided, however, that no such Supplemental Agent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent.  Should any instrument in writing from the Borrower or any other Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent to more fully or certainly vest in and confirming to such Supplemental Agent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent.  If any Supplemental Agent, or successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Agent.

SECTION 8.02     Agents’ Reliance, Etc.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct.  Without limitation of the generality of the foregoing, the Administrative Agent:  (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07; (b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (e) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex or other electronic communication) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 8.03     KeyBank and Affiliates.  With respect to its Commitments, the Advances made by it and the Notes issued to it, KeyBank shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though it were not an Agent; and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated, include KeyBank in its individual capacity.  KeyBank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any Subsidiary of any Loan Party and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if KeyBank were not the Administrative Agent or the Administrative Agent and without any duty to account therefor to the Lender Parties.  The Lenders acknowledge that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

SECTION 8.04     Lender Party Credit Decision.  Each Lender Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender Party and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.  Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its respective directors, officers, agents or employees to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender Party and each Lender Party confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its respective directors, officers, agents or employees.

SECTION 8.05     Indemnification by Lender Parties.  (a)  Each Lender Party severally agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction.  Without limitation of the foregoing, each Lender Party agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by any Lender Party or any other Person.

(b)           [Intentionally Omitted.]

(c)           For purposes of this Section 8.05, the Lender Parties’ respective ratable shares of any amount shall be determined, at any time, according to their respective Term Loan Commitments at such time.  The failure of any Lender Party to reimburse the Administrative Agent or any Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to the Administrative Agent as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse the Administrative Agent for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse the Administrative Agent for such other Lender Party’s ratable share of such amount.  Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 8.06     Successor Agents.  The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lender Parties and the Borrower and may be removed at any time with or without cause by the Required Lenders; provided, however, that any removal of the Administrative Agent will not be effective until it has been replaced as Administrative Agent and released from all obligations in respect thereof.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lender Parties, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000.  Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, and, in the case of a successor Administrative Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, Assignments of Leases and other Collateral Documents, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents.  If within 45 days after written notice is given of the retiring Agent’s resignation or removal under this Section 8.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Agent’s resignation or removal shall become effective, (ii) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above.  After any retiring Agent’s resignation or removal hereunder as an Agent shall have become effective, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

SECTION 8.07     Relationship of Agent and Lenders.  The relationship between the Administrative Agent and the Lenders, and the relationship among the Lenders, is not intended by the parties to create, and shall not create, any trust, joint venture or partnership relation between them.

ARTICLE IX
MISCELLANEOUS

SECTION 9.01     Amendments, Etc.  No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (or, in the case of the Collateral Documents, consented to) by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following at any time:  (i) modify the definition of Required Lenders otherwise change the percentage vote of the Lenders required to take any action under this Agreement or any other Loan Document, (ii) release the Borrower with respect to the Obligations or, except to the extent expressly permitted under this Agreement,  reduce or limit the obligations of any Guarantor under Article VII or release such Guarantor or otherwise limit such Guarantor’s liability with respect to the Guaranteed Obligations, (iii) release all or substantially all of the Collateral (other than pursuant to Section 5.02(e) or 9.12) or permit the Loan Parties to encumber the Collateral, except as expressly permitted in the Loan Documents, (iv) amend this Section 9.01, (v) increase the Term Loan Commitments of the Lenders or subject the Lenders to any additional obligations, (vi) forgive or reduce the principal of, or interest on, the Obligations of the Loan Parties under the Loan Documents or any fees or other amounts payable thereunder, (vii) postpone or extend any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, or (viii) extend the Termination Date, other than as provided by Section 2.16; provided further that (no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents.

SECTION 9.02     Notices, Etc.  (a)  All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier communication) and mailed, telecopied or delivered by hand or by overnight courier service, (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), in an electronic medium and delivered as set forth in Section 9.02(b) or (z) as and to the extent expressly permitted in this Agreement, transmitted by e-mail, provided that such e-mail shall in all cases include an attachment (in PDF format or similar format) containing a legible signature of the person providing such notice, if to the Borrower, at its address at 12600 Hill Country Boulevard, Suite R-100, Austin, Texas 78378, Attention:  Christopher Eng and to Hagen, Wilka & Archer, LLP, 600 South Main Avenue, Suite 102, Sioux Falls, SD 57104, Attention: Jennifer L. Larsen or, if applicable, at ceng@shpreit.com and jlarsen@hwalaw.com (and in the case of transmission by e mail, with a copy by U.S. mail to 12600 Hill Country Boulevard, Suite R-100, Austin, Texas 78378, Attention:  Christopher Eng and to Hagen, Wilka & Archer, LLP, 600 South Main Avenue, Suite 102, Sioux Falls, SD 57104, Attention: Jennifer L. Larsen); if to any Initial Lender, at its Domestic Lending Office or, if applicable, at the telecopy number or e-mail address specified opposite its name on Schedule I hereto (and in the case of a transmission by e-mail, with a copy by U.S. mail to its Domestic Lending Office); if to any other Lender Party, at its Domestic Lending Office or, if applicable, at the telecopy number or e-mail address specified in the Assignment and Acceptance pursuant to which it became a Lender Party (and in the case of a transmission by e-mail, with a copy by U.S. mail to its Domestic Lending Office); and if to the Administrative Agent, at its address at 1200 Abernathy Road, Suite 1550, Atlanta, Georgia 30328, Attention:  James Komperda, telecopier number (770) 510-2195, or, if applicable, at James_K_Komperda@KeyBank.com (and in the case of a transmission by e-mail, with a copy by U.S. mail to 1200 Abernathy Road, N.E., Suite 1550, Atlanta, Georgia 30328, Attention:  James Komperda) or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent.  All notices, demands, requests, consents and other communications described in this clause (a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 9.02(b) to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform, provided that if requested by any Lender Party, the Administrative Agent shall deliver a copy of the Communications to such Lender Party by e-mail or telecopier and (iv) if delivered by electronic mail or any other telecommunications device, when receipt is confirmed by electronic mail as provided in this clause (a); provided, however, that notices and communications to the Administrative Agent pursuant to Article II, III or VIII shall not be effective until received by the Administrative Agent.  Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.  Each Lender Party agrees (i) to notify the Administrative Agent in writing of such Lender Party’s e-mail address to which a notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender Party becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender Party) and (ii) that any notice may be sent to such e-mail address.

(b)           Notwithstanding clause (a) (unless the Administrative Agent requests that the provisions of clause (a) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to James_K_Komperda@KeyBank.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrower.  Nothing in this clause (b) shall prejudice the right of the Administrative Agent or any Lender Party to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.

(c)           Each of the Lender Parties and each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lender Parties by posting such Approved Electronic Communications on IntraLinks™, Syndtrak or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).  Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lender Parties and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.  In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lender Parties and each Loan Party hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(d)           THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”.  NONE OF THE ADMINISTRATIVE AGENT NOR ANY OF ITS DIRECTORS, OFFICERS, AGENTS OR EMPLOYEES WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS DIRECTORS, OFFICERS, AGENTS OR EMPLOYEES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(e)           Each of the Lender Parties and each Loan Party agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

SECTION 9.03     No Waiver; Remedies.  No failure on the part of any Lender Party or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04     Costs and Expenses.  (a)  Each Loan Party agrees jointly and severally to pay on demand (i) all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Arrangers in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses, (B) the reasonable fees and expenses of counsel for the Administrative Agent with respect thereto (including, without limitation, with respect to reviewing and advising on any matters required to be completed by the Loan Parties on a post-closing basis), with respect to advising the Administrative Agent or Arrangers as to their rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any

Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto and (C) the reasonable fees and expenses of counsel for the Administrative Agent with respect to the preparation, execution, delivery and review of any documents and instruments at any time delivered pursuant to Sections 3.01, 3.02. 3.04 or 5.04 and (ii) all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Arrangers and each Lender Party in connection with any work-out or the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and each Lender Party with respect thereto).

(b)           Each Loan Party agrees to indemnify, defend and save and hold harmless each Indemnified Party from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated thereby or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated by the Loan Documents are consummated.  Each Loan Party also agrees not to assert any claim against the Administrative Agent, any Lender Party or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated by the Loan Documents.

(c)           If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.09(b)(i) or 2.10(d), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

(d)           If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender Party, in its sole discretion.

(e)           Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower and the other Loan Parties contained in Sections 2.10 and 2.12, Section 7.06 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

SECTION 9.05     Right of Set-off.  Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, the Administrative Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, such Lender Party or such Affiliate to or for the credit or the account of the Borrower or any other party to a Loan Document against any and all of the Obligations of the Borrower or such other party now or hereafter existing under the Loan Documents, irrespective of whether the Administrative Agent or such Lender Party shall have made any demand under this Agreement or such Note or Notes and although such obligations may be unmatured; provided, however, that in the event that any Defaulting Lender shall exercise any such right of set-off hereunder, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 9.10 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall promptly provide to the Administrative Agent a written notice describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The Administrative Agent and each Lender Party agrees promptly to notify the Borrower or such other party after any such set off and application; provided, however, that the failure to give such notice shall not affect the validity of such set off and application.  The rights of the Administrative Agent and each Lender Party and their respective Affiliates under this Section 9.05 are in addition to other rights and remedies (including, without limitation, other rights of set off) that the Administrative Agent, such Lender Party and their respective Affiliates may have.  Notwithstanding the above, the Administrative Agent and Lender Parties shall have no right to set off against deposits which are subject to a security interest or rights of another lender, or which are held for the benefit of any Person, including any Subsidiary, that is not party to a Loan Document.

SECTION 9.06     Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower, each Guarantor named on the signature pages hereto and the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender, has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the

Guarantors named on the signature pages hereto and the Administrative Agent and each Lender Party and their respective successors and assigns, except that neither the Borrower nor any other Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender Parties.

SECTION 9.07     Assignments and Participations; Replacement Notes.  (a)  Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of one or more of the Facilities, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or a Fund Affiliate of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof (or such lesser amount as shall be approved by the Administrative Agent and, so long as no Default shall have occurred and be continuing at the time of effectiveness of such assignment, the Borrower), (iii) each such assignment shall be to an Eligible Assignee, (iv) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or a Fund Affiliate of any Lender in which case notice of such assignment shall be provided to the Administrative Agent and the Borrower, no such assignments shall be permitted without the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and (v) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and, except if such assignment is being made by a Lender to an Affiliate or Fund Affiliate of such Lender, a processing and recordation fee of $3,500.

(b)           Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.12, 7.06, 8.05 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c)           By executing and delivering an Assignment and Acceptance, each Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or Issuing Bank, as the case may be.

(d)           The Administrative Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under the Facility of, and principal amount of the Advances owing under the Facility to, each Lender Party from time to time (the “Register”).  In addition, the Administrative Agent shall maintain information in the Register regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lender Parties may treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or the Administrative Agent or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

(e)           Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and each other Agent.  In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall, if requested by the applicable Lender, execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a substitute Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each Facility pursuant to such Assignment and Acceptance and, if any assigning Lender has retained a Commitment hereunder under such Facility, a substitute Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder.  Such substitute Note or Notes, if any, shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

(f)            [Intentionally Omitted.]

(g)           Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates or any Defaulting Lender or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes (if any) held by it) in a minimum gross amount of $5,000,000; provided, however, that (i) such Lender Party’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement, (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral and (vi) if, at the time of such sale, such Lender Party was entitled to payments under Section 2.12(a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to such participant on such date, provided that such participant complies with the requirements of Section 2.12(e) as if it were a Lender hereunder.

(h)           Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Loan Parties (or any of them) furnished to such Lender Party by or on behalf of any Loan Party; provided, however, that prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Information received by it from such Lender Party on the same terms as provided in Section 9.11.

(i)            Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it), including in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(j)            Upon notice to the Borrower from the Administrative Agent or any Lender of the loss, theft, destruction or mutilation of any Lender’s Note, the Borrower will execute and deliver, in lieu of such original Note, a replacement promissory note, identical in form and substance to, and dated as of the same date as, the Note so lost, stolen or mutilated, subject to delivery by such Lender to the Borrower of an affidavit of lost note and indemnity in customary form.  Upon the execution and delivery of the replacement Note, all references herein or in any of the other Loan Documents to the lost, stolen or mutilated Note shall be deemed references to the replacement Note.

(k)           In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Pro Rata Share of the Defaulting Lender of Advances not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Advances in accordance with the Defaulting Lender’s Pro Rate Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this Section 9.07(k), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

SECTION 9.08     Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 9.09     [Intentionally Omitted.]

SECTION 9.10     Defaulting Lenders.  (a)  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)            such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)           any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.05 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, [reserved]; third, [reserved]; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, [reserved]; sixth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made at a time when the conditions set forth in Section 3.01 and 3.02, as applicable, were satisfied (or waived in writing), such payment shall be applied solely to pay the Advances of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any of the Advances of such Defaulting Lender until such time as all Advances are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 9.10(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          (A)          [Intentionally Omitted.]

(iv)          [Intentionally Omitted.]

(v)           [Intentionally Omitted.]

(b)           If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein , such Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held pro rata by the Lenders in accordance with Pro Rata Share of the Commitments under the Facility, whereupon such Lender will cease to be a Defaulting Lender; provided, however, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

(c)           [Intentionally Omitted.]

(d)           [Intentionally Omitted.]

SECTION 9.11     Confidentiality.  (a)  Each of the Administrative Agent and the Lender Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions at least as restrictive as those of this Section, (vii) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (viii) to any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (ix) to any rating agency, (x) the CUSIP Service Bureau or any similar organization, (xi) with the consent of the Borrower or (xii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, such Lender Party, the Issuing Bank or any of their respective Affiliates on a non-confidential basis from a source other than the Parent or any of its Subsidiaries without the Administrative Agent, such Lender Party, the Issuing Bank or any of their respective Affiliates having knowledge that a duty of confidentiality to the Parent or any of its Subsidiaries has been breached.  For purposes of this Section, “Information” means all information received from the Parent or any of its Subsidiaries (including the Fee Letter and any information obtained based on a review of the books and records of the Parent or any of its Subsidiaries) relating to the Parent or any of its Subsidiaries or any of their respective businesses.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)           Certain of the Lender Parties may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to any of the Parent, any or its Subsidiaries or their respective securities (“Restricting Information”).  Other Lender Parties may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information.  Each Lender Party acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person.  None of the Administrative Agent or any of its respective directors, officers, agents or employees shall, by making any Communications (including Restricting Information) available to a Lender Party, by participating in any conversations or other interactions with a Lender Party or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its respective directors, officers, agents or employees be responsible or liable in any way for any decision a Lender Party may make to limit or to not limit its access to Restricting Information.  In particular, none of the Administrative Agent or any of its respective directors, officers, agents or employees (i) shall have, and the Administrative Agent, on behalf of itself and each of its directors, officers, agents and employees, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender Party has or has not limited its access to Restricting Information, such Lender Party’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender Party’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to any Loan Party, any Lender Party or any of their respective Affiliates, directors, officers, agents or employees arising out of or relating to the Administrative Agent or any of its respective directors, officers, agents or employees providing or not providing Restricting Information to any Lender Party, other than as found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent or any of its respective directors, officers, agents or employees.

(c)           Each Loan Party agrees that (i) all Communications it provides to the Administrative Agent intended for delivery to the Lender Parties whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” if such Communications are determined by the Loan Parties in good faith not to contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Loan Party shall be deemed to have authorized the Administrative Agent and the Lender Parties to treat such Communications as either publicly available information or not material information (although such Communications shall remain subject to the confidentiality undertakings of Section 9.11(a)) with respect to such Loan Party or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Lender Parties and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information” and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information” (and shall not post such Communications to a portion of the Approved Electronic Platform designated “Public Side Information”).  Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by a Loan Party regarding whether a Communication contains or does not contain material non-public information with respect to any of the Loan Parties or their securities nor shall the Administrative Agent or any of its Affiliates incur any liability to any Loan Party, any Lender Party or any other Person for any action taken by the Administrative Agent or any of its respective Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender Party that may decide not to take access to Restricting Information.  Nothing in this Section 9.11(c) shall modify or limit a Person’s obligations under Section 9.11 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.

(d)           Each Lender Party acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information.  Accordingly, each Lender Party agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) in writing to the Administrative Agent.  Each Lender Party agrees to notify the Administrative Agent from time to time of such Lender Party’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

(e)           Each Lender Party acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such

Communications are available to all Lender Parties generally.  Each Lender Party that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lender Parties may have access to Restricting Information that is not available to such electing Lender Party.  Each such electing Lender Party acknowledges the possibility that, due to its election not to take access to Restricting Information, it may not have access to any Communications (including, without being limited to, the items required to be made available to the Administrative Agent in Section 5.03 unless or until such Communications (if any) have been filed or incorporated into documents which have been filed with the Securities and Exchange Commission by the Parent).  None of the Loan Parties, the Administrative Agent or any Lender Party with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender Party or to use such Restricting Information on behalf of such electing Lender Party, and shall not be liable for the failure to so disclose or use, such Restricting Information.

(f)            Sections 9.11(b), (c), (d) and (e) are designed to assist the Administrative Agent, the Lender Parties and the Loan Parties, in complying with their respective contractual obligations and applicable law in circumstances where certain Lender Parties express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lender Parties hereunder or thereunder may contain Restricting Information.  None of the Administrative Agent or any of its respective directors, officers, agents or employees warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its respective directors, officers, agents or employees warrant or make any other statement to the effect that a Loan Party’s or Lender Party’s adherence to such provisions will be sufficient to ensure compliance by such Loan Party or Lender Party with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lender Parties and each Loan Party assumes the risks associated therewith.

SECTION 9.12     Release of Collateral.  (a)  Upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, (x) as a result of a sale of the Equity Interests in the Loan Party that owns such Collateral, and (y) any Transfer or refinance pursuant to Section 5.02(e)(iii) that is permitted by the terms of the Loan Documents, then, in either such event, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents.

(b)           Upon the payment in full in cash of the Secured Obligations, the Liens granted by the Collateral Documents shall terminate and all rights to the Collateral shall revert to the applicable Loan Party.  Upon any such termination, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Parties such documents as such Loan Parties shall reasonably request to evidence such termination.

SECTION 9.13     Patriot Act Notification.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan

Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.  The Parent Guarantor and the Borrower shall, and shall cause each of their Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

SECTION 9.14     Jurisdiction, Etc.  (a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in City, County and State of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(a)           Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.15     GOVERNING LAW.  THIS AGREEMENT AND THE NOTES SHALL PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401 BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.16     WAIVER OF JURY TRIAL.  EACH OF THE BORROWER, THE OTHER LOAN PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDER PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES, OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

[Balance of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

SUMMIT HOTEL OP, LP,
a Delaware limited partnership

By:	SUMMIT HOTEL GP, LLC,
a Delaware limited liability company,
its general partner
	By:	SUMMIT HOTEL PROPERTIES, INC.,
a Maryland corporation,
its sole member

		By:	/s/ Christopher Eng
Name: Christopher Eng
Title: Secretary

PARENT GUARANTOR:

SUMMIT HOTEL PROPERTIES, INC.,
a Maryland corporation

By:		/s/ Christopher Eng
Name: Christopher Eng
Title: Secretary

SUBSIDIARY GUARANTOR:

SUMMIT HOSPITALITY 21, LLC, a Delaware limited liability company

By:	/s/ Christopher Eng
Name: Christopher Eng
Title: Secretary

SUMMIT HOSPITALITY 22, LLC, a Delaware limited liability company

By:	/s/ Christopher Eng
Name: Christopher Eng
Title: Secretary

ADMINISTRATIVE AGENT AND INITIAL LENDER:

KEYBANK NATIONAL ASSOCIATION

By:	/s/ James Komperda
Name: James Komperda
Title: Vice President

INITIAL LENDERS:

REGIONS BANK

By:	/s/ Michael Mellott
	Name:	Michael Mellott
	Title:	Director

SCHEDULE I

COMMITMENTS AND APPLICABLE LENDING OFFICES

Name of Initial Lender/ Initial Issuing Bank	Term Loan	Domestic Lending Office	Eurodollar Lending Office

KeyBank National Association	$46,000,000.00	1200 Abernathy Road, N.E. Suite 1550 Atlanta, Georgia 30328	1200 Abernathy Road, N.E. Suite 1550 Atlanta, Georgia 30328

Regions Bank	$46,000,000.00	1900 5th Avenue North BRC-23 Birmingham, Alabama 35203	1900 5th Avenue North BRC-23 Birmingham, Alabama 35203

Totals

Sch. I

SCHEDULE II

BORROWING BASE ASSETS

	Brand	Address	City	State

1.	Springhill Suites	601 W. Washington Street	Indianapolis	IN

2.	Courtyard	601 W. Washington Street	Indianapolis	IN

3.	Fairfield Inn	100 E. Jefferson Street	Louisville	KY

4.	Springhill Suites	132 E. Jefferson Street	Louisville	KY

Sch. II

SCHEDULE III

SUBSIDIARY GUARANTOR REQUIREMENTS - SPE PROVISIONS

Limited Liability Companies

Title to Company Property.  Legal title to the Company’s interest in all Company property shall be taken and at all times held in the name of the Company.

Company’s Purposes. Notwithstanding anything to the contrary in this Agreement or in any other document governing the formation, management or operation of the Company, the sole purpose to be conducted or promoted by the Company is to engage in the following activities: (i) to acquire, own hold, lease, operate, manage, maintain, develop and improve, Borrowing Base Assets (the “Property”), in each case, as defined in the Credit Agreement (defined below); (ii) to enter into and perform its obligations under the Loan Documents; (iii) to sell, transfer, service, convey, dispose of, pledge, assign, borrow money against, finance, refinance or otherwise deal with the Property to the extent permitted under the Credit Agreement (as hereinafter defined) and the Loan Documents; and (iv) to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes.

Special Provisions Regarding Loan.  This Section is being adopted in order to comply with certain provisions required in order to qualify the Company as a “Special Purpose” entity.  Notwithstanding anything in this Operating Agreement to the contrary or in any other document governing the formation, management or operation of the Company, and for so long as the Secured Obligations are outstanding, the Company shall comply with the following provisions (all initial capitalized terms used in this Section but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Credit Agreement, dated as of May 23, 2013, among Summit Hotel OP, LP, as borrower, and KeyBank National Association, as administrative agent, and the other parties party thereto, as amended from time to time (the “Credit Agreement”):

The Company shall not commingle its funds with those of any Affiliate or any other entity.  Funds and other assets of the Company shall be separately identified and segregated.  All of the Company’s assets shall at all times be held by or on behalf of the Company, and, shall not be commingled with those of any Affiliate or any other entity.  The Company shall maintain its own separate bank accounts, payroll, if applicable, and books of account.

The Company shall pay from its own assets all obligations of any kind incurred by the Company (other than organizational expenses).

The Company shall take all appropriate action necessary to ensure its existence as a limited liability company under the laws of its jurisdiction of organization.

The Company shall maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; provided, however, that the Company’s assets may be included in a consolidated financial statement of its Affiliate, provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Company from such

Sch. III - 1

Affiliate and to indicate that the Company’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on the Company’s own separate balance sheet.  The annual financial statements of the Company shall disclose, in accordance with and to the extent required under generally accepted accounting principles, any transactions between the Company and any Affiliate.

All business transactions entered into by the Company with any Affiliate or Member shall be on terms and conditions that are commercially reasonable and substantially similar to those that would be expected to have been obtained, at the time of such transaction and under similar circumstances, from unaffiliated persons.  The Company shall not guarantee any liabilities, obligations or securities of any other Person, including any Affiliate or Member nor shall it assume any indebtedness or other liabilities or obligations of any other Person, Affiliate or Member, except as expressly permitted by the Loan Documents.

The Company shall at all times hold itself out to the public (including any Affiliate’s creditors) as a separate and distinct entity from the Member or any other Person, and the Company shall act solely in its own name and through its own authorized managers, officers and/or agents.

The Company shall pay out of its own funds salaries, if any, of its officers and employees (including those to be provided pursuant to any lease, administrative or management services agreement or other contract between the Company and any Affiliate), and shall reimburse any Affiliate in accordance with the terms of any such lease, agreement or other contract.

The Company shall maintain adequate capital and a sufficient number of employees, if any, for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

The Company shall correct any known misunderstandings regarding its separate identity and not identify itself as a division of any other Person.

The Company shall not hold out its credit or assets as being available to satisfy the obligations of others.

The Company shall not acquire any obligations or securities of Member or any Affiliate of the Company.

The Company shall file its own tax returns, separate from those of any other Person, except to the extent the Company is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law, and pay any taxes so required to be paid under applicable law.

The Company shall use commercially reasonable efforts to cause the officers of the Company to act at all times with respect to the Company consistently and in furtherance of the foregoing and in the best interests of the Company.

Prohibited Actions.  For so long as any Secured Obligation remains outstanding, the Company shall not do any of the following:

Sch. III - 2

engage, directly or indirectly, in any business or activity other than as set forth in the purpose provision of this Agreement;

incur, create or assume any indebtedness or assume or guarantee any indebtedness of any Person, including any Affiliate, other than as expressly permitted under the Credit Agreement;

dissolve or liquidate, in whole or in part, consolidate or merge with or into any other Person or convey or transfer its properties and assets or ownership interests substantially or in entirety to any Person (except for those transfers expressly permitted under the Credit Agreement) outside the ordinary course of the Company’s business and except as permitted by the Loan Documents;

without the unanimous affirmative vote of the Member and the Independent Managers, institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take limited liability company action in furtherance of the foregoing;

form, acquire, hold or own any Subsidiary or make any investment in any Person or otherwise own any equity interest in any Person;

make or permit to remain outstanding any loans or advances to, or own or acquire any stock or securities in, any third party, including the Member, or any principal or Affiliate of the Company or of the Member, as the case may be, or any principal or Affiliate thereof;

pledge its assets for the benefit of any third party, including the Member, or any principal or Affiliate of the Company or the Member, as the case may be;

amend, modify or terminate any of the “Special Purpose” entity provisions or any other provision of this Agreement except as expressly permitted by the terms of the Credit Agreement;

fail to allocate any overhead for shared office space with an Affiliate in a fair and reasonable manner, including paying for office space and services performed by any employee of an Affiliate;

fail to use separate stationery, invoices and checks bearing its own name;

orchestrate, collude with any Person, solicit any creditors, endeavor to obtain, induce any Person, or entice any Person, directly or indirectly, through its Member, any Affiliates or Subsidiaries thereof or any ultimate principal thereof, which would have the effect of causing an involuntary (federal or state) bankruptcy or similar proceeding to be commenced against Company or its Member;

acquire the obligations or securities of its Affiliates or Members; or

buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities), except as expressly permitted in the Loan Documents; or

Sch. III - 3

engage in any dissolution, liquidation, consolidation, merger, or asset sale other than such activities as are expressly permitted pursuant to the Loan Documents; or

acquire or own any assets other than (A) the Property, and (B) such incidental Personal Property as may be necessary for the ownership, leasing, maintenance and operation of the Property.

Independent Managers.  For so long as the Secured Obligations are outstanding, the following provisions shall apply with respect to any Independent Manager:

Notwithstanding anything to the contrary in this Agreement or in any other document governing the formation, management, or operation of the Company, and notwithstanding any provision of law that otherwise so empowers the Company, the Member, the Managers, or any other Person, the unanimous affirmative consent of the Member, the Manager of the Company and each Independent Manager shall be required to cause or permit the Company to:

(i)            file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceedings, institute any proceedings under any applicable insolvency law or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally;

(ii)           seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Company or a substantial portion of the properties of the Company;

(iii)          make any assignment for the benefit of the Company’s creditors or take any action that would cause the Company to become insolvent;

(iv)          admit in writing the Company’s inability to pay its debts generally as they become due; or

(v)           take any action in furtherance of any of the foregoing;

provided, however, that the Managers may not vote on, or authorize the taking of, any of the foregoing on behalf of or with respect to the Company, unless there are at least two (2) Independent Managers then serving in such capacity.

To the fullest extent permitted by law, including Section 18-1101(c) of the Act, and notwithstanding any duty otherwise existing at law or in equity, the Independent Managers shall consider only the interests of the Company, including its creditors, when voting on the matters set forth in paragraph (a) above.  Except for duties to the Company as set forth in the immediately preceding sentence (including duties to the Member and the Company’s creditors solely to the extent of their respective economic interests in the Company but excluding (i) all other interests of the Member, (ii) the interests of other Affiliates of the Company, and (iii) the interests of any group of Affiliates of which the Company is a part), the Independent Managers shall not have any fiduciary duties to the Member or any other Person bound by this Agreement; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.  To the fullest extent permitted by law, including Section 18-1101(e) of the Act, an Independent Manager shall not be liable to the Company, the Member or any other Person bound by this Agreement for

Sch. III - 4

breach of contract or breach of duties (including fiduciary duties), unless the Independent Manager acted in bad faith or engaged in willful misconduct.

No Independent Manager of the Company may be removed or replaced by the Member unless the Company provides the Administrative Agent with not less than three (3) business days’ prior written notice of (i) any removal of an Independent Manager, together with a statement as to the reasons for such removal, and (ii) the identity of the replacement Independent Manager, together with a certification that such replacement satisfies the requirements set forth in this Agreement for an Independent Manager.  No resignation or removal of an Independent Manager shall be effective until a successor Independent Manager is appointed and has accepted his or her appointment by executing a counterpart to this Agreement, and in the event of any proposed resignation, removal or other vacancy in the position of Independent Manager, the Member shall, as soon as practicable, but no later than three (3) business days from the date of such proposed resignation, removal or other vacancy, appoint a successor Independent Manager.  No Independent Manager may be removed other than for Cause.  “Cause” means, with respect to an Independent Manager, (i) acts or omissions by such Independent Manager that constitute willful disregard of such Independent Manager’s duties as set forth in this Agreement, (ii) that such Independent Manager has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Manager, (iii) that such Independent Manager is unable to perform his or her duties as Independent Manager due to death, disability or incapacity, or (iv) that such Independent Manager no longer meets the definition of Independent Manager.  Each replacement Independent Manager must be approved by the Administrative Agent prior to its appointment as a Manager of the Company.

The Managers may not take any action requiring the unanimous affirmative vote of 100% of the Managers of the Company unless all Managers including the Independent Managers shall have participated in such vote.

“Independent Manager” means an individual with at least three (3) years of employment experience who is provided by National Corporate Research, CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent managers, another nationally-recognized company reasonably approved by Administrative Agent, in each case that is not an Affiliate of the Company and that provides professional independent managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as independent manager of the Company and is not, and has never been, and will not while serving as independent manager of the Company be, any of the following:

a member (other than the Special Member), partner, equityholder, manager (other than independent manager of the Company), director, officer or employee of the Company or any of its equityholders or Affiliates (other than as an independent manager or director of an Affiliate of the Company that is not in the direct chain of ownership of the Company and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such independent manager or director is employed by a company that routinely provides professional independent managers or directors);

Sch. III - 5

a creditor, supplier or service provider (including provider of professional services) to the Company or any of its equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional independent managers or directors and other corporate services to the Company or any of its equityholders or Affiliates in the ordinary course of business);

a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

a Person that controls (whether directly, indirectly or otherwise) any of (i), (ii) or (iii) above.

A natural person who otherwise satisfies the foregoing definition other than subparagraph (i) by reason of being the independent manager or director of a “special purpose entity” affiliated with the Company shall not be disqualified from serving as an independent manager of the Company, provided that the fees that such individual earns from serving as independent manager or director of such Affiliates in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.  All Independent Managers shall be engaged pursuant to a written agreement in form and substance reasonably satisfactory to the Administrative Agent.

Corporations

Title to Property.  Legal title to the Corporation’s interest in all Corporation property shall be taken and at all times held in the name of the Corporation.

Company’s Purposes. Notwithstanding anything to the contrary in this Agreement or in any other document governing the formation, management or operation of the Company, the sole purpose to be conducted or promoted by the Company is to engage in the following activities: (i) to acquire, own hold, lease, operate, manage, maintain, develop and improve, the real property described in the Loan Documents (the “Property”); (ii) to enter into and perform its obligations under the Loan Documents; (iii) to sell, transfer, service, convey, dispose of, pledge, assign, borrow money against, finance, refinance or otherwise deal with the Property to the extent permitted under the Credit Agreement (as hereinafter defined) and the Loan Documents; and (iv) to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes.

Special Provisions Regarding Loan.  This Section is being adopted in order to comply with certain provisions required in order to qualify the Corporation as a “Special Purpose” entity.  Notwithstanding anything in this Certificate of Incorporation to the contrary or in any other document governing the formation, management or operation of the Corporation, and for so long as the Secured Obligations are outstanding, the Corporation shall comply with the following provisions (all initial capitalized terms used in this Section but not otherwise defined in this Certificate of Incorporation shall have the meanings ascribed to them in the Credit Agreement, dated as of May 23, 2013, among Summit Hotel OP, LP, as borrower, and KeyBank National Association, as administrative agent, and the other parties party thereto, as amended from time to time (the “Credit Agreement”):

Sch. III - 6

The Corporation shall not commingle its funds with those of any Affiliate or any other entity.  Funds and other assets of the Corporation shall be separately identified and segregated.  All of the Corporation’s assets shall at all times be held by or on behalf of the Corporation, and, shall not be commingled with those of any Affiliate or any other entity.  The Corporation shall maintain its own separate bank accounts, payroll, if applicable, and books of account.

The Corporation shall pay from its own assets all obligations of any kind incurred by the Corporation (other than organizational expenses).

The Corporation shall take all appropriate action necessary to ensure its existence as a limited liability company under the laws of its jurisdiction of organization.

The Corporation shall maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; provided, however, that the Corporation’s assets may be included in a consolidated financial statement of its Affiliate, provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Corporation from such Affiliate and to indicate that the Corporation’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on the Corporation’s own separate balance sheet.  The annual financial statements of the Corporation shall disclose, in accordance with and to the extent required under generally accepted accounting principles, any transactions between the Corporation and any Affiliate.

All business transactions entered into by the Corporation with any Affiliate or Shareholder shall be on terms and conditions that are commercially reasonable and substantially similar to those that would be expected to have been obtained, at the time of such transaction and under similar circumstances, from unaffiliated persons.  The Corporation shall not guarantee any liabilities, obligations or securities of any other Person, including any Affiliate or Shareholder nor shall it assume any indebtedness or other liabilities or obligations of any other Person, Affiliate or Shareholder, except as expressly permitted by the Loan Documents.

The Corporation shall at all times hold itself out to the public (including any Affiliate’s creditors) as a separate and distinct entity from the Shareholders or any other Person, and the Corporation shall act solely in its own name and through its own authorized managers, officers and/or agents.

The Corporation shall pay out of its own funds salaries, if any, of its officers and employees (including those to be provided pursuant to any lease, administrative or management services agreement or other contract between the Corporation and any Affiliate), and shall reimburse any Affiliate in accordance with the terms of any such lease, agreement or other contract.

The Corporation shall maintain adequate capital and a sufficient number of employees, if any, for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

The Corporation shall correct any known misunderstandings regarding its separate identity and not identify itself as a division of any other Person.

Sch. III - 7

The Corporation shall not hold out its credit or assets as being available to satisfy the obligations of others.

The Corporation shall not acquire any obligations or securities of any Shareholder or any Affiliate of the Corporation.

The Corporation shall file its own tax returns, separate from those of any other Person, except to the extent the Corporation is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law, and pay any taxes so required to be paid under applicable law.

The Corporation shall use commercially reasonable efforts to cause the officers of the Corporation to act at all times with respect to the Corporation consistently and in furtherance of the foregoing and in the best interests of the Corporation.

Prohibited Actions.  For so long as any Secured Obligation remains outstanding, the Corporation shall not do any of the following:

engage, directly or indirectly, in any business or activity other than as set forth in the purpose provision of this Agreement;

incur, create or assume any indebtedness or assume or guarantee any indebtedness of any Person, including any Affiliate, other than as expressly permitted under the Credit Agreement;

dissolve or liquidate, in whole or in part, consolidate or merge with or into any other Person or convey or transfer its properties and assets or ownership interests substantially or in entirety to any Person (except for those transfers expressly permitted under the Credit Agreement) outside the ordinary course of the Corporation’s business and except as permitted by the Loan Documents;

without the unanimous affirmative vote of the Shareholder and the Independent Directors, institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or a substantial part of its property, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take limited liability company action in furtherance of the foregoing;

form, acquire, hold or own any Subsidiary or make any investment in any Person or otherwise own any equity interest in any Person;

make or permit to remain outstanding any loans or advances to, or own or acquire any stock or securities in, any third party, including the Shareholder, or any principal or Affiliate of the Corporation or of the Shareholder, as the case may be, or any principal or Affiliate thereof;

pledge its assets for the benefit of any third party, including the Shareholder, or any principal or Affiliate of the Corporation or the Shareholder, as the case may be;

Sch. III - 8

amend, modify or terminate any of the “Special Purpose” entity provisions or any other provision of this Certificate of Incorporation, except as expressly permitted by the terms of the Credit Agreement;

fail to allocate any overhead for shared office space with an Affiliate in a fair and reasonable manner, including paying for office space and services performed by any employee of an Affiliate;

fail to use separate stationery, invoices and checks bearing its own name;

orchestrate, collude with any Person, solicit any creditors, endeavor to obtain, induce any Person, or entice any Person, directly or indirectly, through its Shareholder, any Affiliates or Subsidiaries thereof or any ultimate principal thereof, which would have the effect of causing an involuntary (federal or state) bankruptcy or similar proceeding to be commenced against Corporation or its Shareholder;

acquire the obligations or securities of its Affiliates or Shareholders; or

buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities), except as expressly permitted in the Loan Documents; or

engage in any dissolution, liquidation, consolidation, merger, or asset sale other than such activities as are expressly permitted pursuant to the Loan Documents; or

acquire or own any assets other than (A) the Property, and (B) such incidental Personal Property as may be necessary for the ownership, leasing, maintenance and operation of the Property.

Independent Directors.  For so long as the Secured Obligations are outstanding, the following provisions shall apply with respect to any Independent Director:

Notwithstanding anything to the contrary in this Certificate of Incorporation or in any other document governing the formation, management, or operation of the Corporation, and notwithstanding any provision of law that otherwise so empowers the Corporation, the Shareholder, the Directors of the Corporation, or any other Person, the unanimous affirmative consent of the Shareholder, the Directors of the Corporation and each Independent Director shall be required to cause or permit the Corporation to:

(i)            file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceedings, institute any proceedings under any applicable insolvency law or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally;

(ii)           seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Corporation or a substantial portion of the properties of the Corporation;

(iii)          make any assignment for the benefit of the Corporation’s creditors or take any action that would cause the Corporation to become insolvent;

Sch. III - 9

(iv)          admit in writing the Corporation’s inability to pay its debts generally as they become due; or

(v)           take any action in furtherance of any of the foregoing;

provided, however, that the Directors of the Corporation may not vote on, or authorize the taking of, any of the foregoing on behalf of or with respect to the Corporation, unless there are at least two (2) Independent Directors then serving in such capacity.

No Independent Director of the Company may be removed or replaced unless the Company provides the Administrative Agent with not less than three (3) business days’ prior written notice of (i) any removal of an Independent Director, together with a statement as to the reasons for such removal, and (ii) the identity of the replacement Independent Manager, together with a certification that such replacement satisfies the requirements set forth in this Agreement for an Independent Director.  No resignation or removal of an Independent Director shall be effective until a successor Independent Director is appointed and has accepted his or her appointment by executing a counterpart to this Agreement, and in the event of any proposed resignation, removal or other vacancy in the position of Independent Director, the Shareholder shall, as soon as practicable, but no later than three (3) business days from the date of such proposed resignation, removal or other vacancy, appoint a successor Independent Director.  No Independent Director may be removed other than for Cause.  “Cause” means, with respect to an Independent Director, (i) acts or omissions by such Independent Director that constitute willful disregard of such Independent Director’s duties as set forth herein, (ii) that such Independent Director has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Director, (iii) that such Independent Director is unable to perform his or her duties as Independent Director due to death, disability or incapacity, or (iv) that such Independent Director no longer meets the definition of Independent Director.  Each replacement Independent Director must be approved by the Administrative Agent prior to its appointment as a Director of the Company.

The Board of Directors may not take any action requiring the unanimous affirmative vote of 100% of the members of the Board of Directors unless all directors including the Independent Directors shall have participated in such vote.

“Independent Director” means an individual with at least three (3) years of employment experience who is provided by National Corporate Research, CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent directors, another nationally-recognized company reasonably approved by Administrative Agent, in each case that is not an Affiliate of the Company and that provides professional independent managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as independent director of the Company and is not, and has never been, and will not while serving as independent manager of the Company be, any of the following:

(i)            a member, partner, equityholder, manager (other than independent manager of the Company), director, officer or employee of the Company or any of its equityholders or Affiliates (other than as an independent manager or director of an Affiliate

Sch. III - 10

of the Company that is not in the direct chain of ownership of the Company and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such independent manager or director is employed by a company that routinely provides professional independent managers or directors);

(ii)           a creditor, supplier or service provider (including provider of professional services) to the Company or any of its equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional independent managers or directors and other corporate services to the Company or any of its equityholders or Affiliates in the ordinary course of business);

(iii)          a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(iv)          a Person that controls (whether directly, indirectly or otherwise) any of (i), (ii) or (iii) above.

A natural person who otherwise satisfies the foregoing definition other than subparagraph (i) by reason of being the independent manager or director of a “special purpose entity” affiliated with the Company shall not be disqualified from serving as an independent manager of the Company, provided that the fees that such individual earns from serving as independent manager or director of such Affiliates in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.  All Independent Directors shall be engaged pursuant to a written agreement in form and substance reasonably satisfactory to the Administrative Agent.

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SCHEDULE IV

SUBSIDIARY GUARANTOR REQUIREMENTS - UCC ARTICLE 8 OPT-IN PROVISIONS

Section     .  Shares and Share Certificates

a.                                      Shares.  A Member’s limited liability company interest in the Company shall be represented by the Shares issued to such Member by the Company.  All of a Member’s Shares, in the aggregate, represent such Member’s entire limited liability company interest in the Company.  The Member and its Shares shall for all purposes be personal property.  A Member has no interest in specific Company property.  “Share” means a limited liability company interest in the Company held by a Member.

b.                                      Share Certificates.

i.                                          Upon the issuance of Shares to any Member in accordance with the provisions of this Agreement, the Company shall issue one or more Share Certificates in the name of such Member.  Each such Share Certificate shall be denominated in terms of the number of Shares evidenced by such Share Certificate and shall be signed by the Member on behalf of the Company.  “Share Certificate” means a non-negotiable certificate issued by the Company substantially in the form of Schedule [  ] hereto, which evidences the ownership of one or more Shares.  Each Share Certificate shall bear the following legend:  “This Certificate evidences an interest in                            and shall be a security for purposes of Article 8 of the Uniform Commercial Code of the State of Delaware and the Uniform Commercial Code of any other Jurisdiction.”  This provision shall not be amended, and no such purported amendment to this provision shall be effective until all outstanding certificates have been surrendered for cancellation.

ii.                                       The Company shall issue a new Share Certificate in place of any Share Certificate previously issued if the holder of the Shares represented by such Share Certificate, as reflected on the books and records of the Company.

(1)                                 makes proof by affidavit, inform and substance satisfactory to the Company, that such previously issued Share Certificate has been lost, stolen or destroyed;

(2)                                 requests the issuance of a new Share Certificate before the Company has notice that such previously issued Share Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(3)                                 if requested by Company, delivers to the Company a bond, in form and substance satisfactory to the Company, with such surety or sureties as the Company may direct, to indemnify the Company against any claim that may be made on account of the alleged loss, destruction or theft of the previously issued Share Certificate; and

Sch. IV - 1

(4)                                 satisfies any other reasonable requirements imposed by the Company.

iii.                                    Subject to the restrictions set forth in the Credit Agreement (as defined below), upon a Member’s Transfer in accordance with the provisions of this Agreement of any or all Shares represented by a Share Certificate, the Transferee of such Shares shall deliver such Share Certificate to the Company for cancellation, and the Company shall thereupon issue a new Share Certificate to such Transferee of the number of Share being Transferred and, if applicable, cause to be issued to such Member a new Share Certificate for that number of Shares that were represented by the canceled Share Certificate and that are not being Transferred.  “Transfer” means, with respect to any Shares, and when used as a verb, to sell or assign such Shares, and, when used as a noun, shall have a meaning that correlates to the foregoing.  “Transferee” means an assignee or transferee.  “Transferor” means the Person making a Transfer.  “Credit Agreement” means the Credit Agreement, dated as of May 23, 2013, among Summit Hotel OP, LP, as borrower, and KeyBank National Association, as administrative agent, and the other parties party thereto, as amended from time to time.

c.                                       Free Transferability.  Except as limited by the Credit Agreement, to the fullest extent permitted by the Act, any Member may, at any time or from time to time, without the consent of any other Person, Transfer, pledge or encumber any or all of its Shares.  Subject to the restrictions of the Credit Agreement, the Transferee of any Shares shall be admitted to the Company as a substitute member of the Company on the effective date of such Transfer upon (i) such Transferee’s written acceptance of the terms and provisions of this Agreement and its written assumption of the obligations hereunder of the Transferor of such Shares, which shall be evidenced by such Transferee’s execution and delivery to the Company of an Application for Transfer of Shares on the reverse side of the Share Certificate representing the Shares being transferred, and (ii) the recording of such Transferee’s name as a Substitute Member on the books and records of the Company.  Any Transfer of any Shares pursuant to this Section      shall be effective as of the later of (i) the close of business on the day on which such Transfer occurs, or (ii) the effective date and time of such Transfer that is designated in the Application for Transfer of Shares delivered by the Transferee to the Company.

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SCHEDULE V

APPROVED MANAGERS

White Lodging Services Corporation

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SCHEDULE VI

ALLOCATED LOAN AMOUNTS

	Brand	Address	City	State	Allocated Loan Amount

1.	Springhill Suites	601 W. Washington Street	Indianapolis	IN	$18,162,581

2.	Courtyard	601 W. Washington Street	Indianapolis	IN	$35,256,774

3.	Fairfield Inn	100 E. Jefferson Street	Louisville	KY	$14,838,710

4.	Springhill Suites	132 E. Jefferson Street	Louisville	KY	$23,741,935

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SCHEDULE VII

INSURANCE REQUIREMENTS

1.1          Insurance.

1.1.1       Insurance Policies.

(a)           Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Subsidiary Guarantors and the Borrowing Base Assets providing at least the following coverages:

(i)            insurance with respect to the improvements and the personal property at the Borrowing Base Assets insuring against any peril now or hereafter included within the classification “All Risk” or “Special Perils” (including, without limitation, fire, lightning, windstorm, hail, terrorism and similar acts of sabotage, explosion, riot, civil commotion, vandalism, aircraft, vehicles and smoke), in each case (A) in an amount equal to 100% of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value exclusive of costs of excavations, foundations, underground utilities and footings, with a waiver of depreciation; (B) in an amount sufficient so that no co-insurance penalties shall apply; (C) providing for no deductible in excess of $50,000; (D) at all times insuring against at least those hazards that are commonly insured against under a “special causes of loss” form of policy, as the same shall exist on the date hereof, and together with any increase in the scope of coverage provided under such form after the date hereof; and (E) providing coverage for contingent liability from “Operation of Building Laws,” “Demolition Costs,” and “Increased Cost of Construction Endorsements” together with an “Ordinance or Law Coverage” endorsement. Industry standard sublimits may be applied to coverages afforded under clause (E) above subject to Administrative Agent’s approval in its sole discretion. The “Full Replacement Cost” shall be re-determined from time to time (but not more frequently than once in any twelve (12) calendar months) at the request of Administrative Agent by an appraiser or contractor designated and paid by Borrower and approved by Administrative Agent, or by an engineer or appraiser in the regular employ of the insurer. After the first appraisal, additional appraisals may be based on construction cost indices customarily employed in the trade.  No omission on the part of Administrative Agent to request any such ascertainment shall relieve Borrower of any of its obligations under this subsection;

(ii)           commercial general liability insurance against all claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Borrowing Base Assets, including “Dram Shop” or other liquor liability coverage if alcoholic beverages are sold, manufactured or distributed from the Borrowing Base Assets, such insurance (A) to be on the so-called “occurrence” form with a general aggregate limit of not less than $2,000,000 and a per occurrence limit of not less than $1,000,000, with no deductible or self insured retention; (B) to continue at not less than the aforesaid limit until required to be changed by Administrative Agent in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards:  (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors, if any; (4) blanket contractual liability for all written and oral contracts; and (5) acts of terrorism and similar acts of sabotage;

(iii)          business income insurance (A) with loss payable to Administrative Agent; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) containing an extended period of indemnity endorsement which provides

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that after the physical loss to the improvements and personal property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the Borrowing Base Asset is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the net income plus continuing expenses (at the time of the loss) from the Borrowing Base Assets for a period of twelve (12) months from the date of loss.  The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from the Borrowing Base Assets for the succeeding twelve (12) month, or greater, as applicable, period;

(iv)          at all times during which structural construction, repairs or alterations are being made with respect to the improvements (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection 1.1.1(a)(i) written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection 1.1.1(a)(i), (3) including permission to occupy the Borrowing Base Assets, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v)           workers’ compensation, subject to the statutory limits of the state in which the Borrowing Base Asset is located, and employer’s liability insurance with a limit of at least $1,000,000 per accident and per disease per employee, and $1,000,000 for disease aggregate in respect of any work or operations on or about the Borrowing Base Assets, or in connection with the Borrowing Base Assets or their operation (if applicable);

(vi)          comprehensive boiler and machinery insurance covering all mechanical and electrical equipment and pressure vessels and boilers in an amount not less than their replacement cost or in such other amount as shall be reasonably required by Administrative Agent;

(vii)         pollution legal liability and clean-up protection in an amount of not less than $1,000,000 with a sub-limit permitted for mold of $1,000,000;

(viii)        if any portion of the improvements is at any time located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor law (the “Flood Insurance Acts”), flood hazard insurance in an amount equal to the maximum limit of coverage available for the Borrowing Base Assets under the Flood Insurance Acts (or such higher amount as reasonably required by Administrative Agent);

(ix)          earthquake (if the Borrowing Base Asset is in an Earthquake Zone 3 or 4 with a probable maximum loss of greater than 20%), sinkhole and mine subsidence insurance, if required, in amounts equal to the probable maximum loss (net of applicable deductibles) of the Borrowing Base Assets as determined by Administrative Agent in its reasonable discretion and in form and substance satisfactory to Administrative Agent, provided that the insurance pursuant to this subsection (ix) shall be on terms consistent with the all risk insurance policy required under subsection 1.1.1(a)(i);

(x)           umbrella liability insurance in an amount not less than $50,000,000 per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;

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(xi)          insurance against employee dishonesty in an amount not less than $500,000 per loss and with a deductible not greater than Fifteen Thousand and No/100 Dollars ($15,000);

(xii)         motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of One Million and No/100 Dollars ($1,000,000); and

(xiii)        such other insurance and in such amounts as Administrative Agent from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Borrowing Base Assets located in or around the region in which the Borrowing Base Assets are located.

(b)           All insurance provided for in subsection 1.1.1(a) hereof shall be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), in such forms and, from time to time after the date hereof, in such amounts as may be reasonably satisfactory to Administrative Agent, issued by financially sound and responsible insurance companies authorized and admitted to do business in the state in which the Borrowing Base Asset is located and approved by Administrative Agent.  In the event the Borrower utilizes a “layered” insurance placement and five (5) or more insurers participate, sixty percent (60%) of the total limits will be provided by insurers that have a claims paying ability/financial strength rating of “A” (or its equivalent) by Standard & Poor’s Ratings Services.  The insurance companies must have a general policy rating of A- or better and a financial class of VIII or better by A.M. Best Company, Inc. (each such insurer shall be referred to below as a “Qualified Insurer”).  Not less than fifteen (15) days prior to the expiration dates of the Policies theretofore furnished to Administrative Agent pursuant to subsection 1.1.1(a), Grantor shall furnish Administrative Agent with binders and Acord Form 28 Certificates for renewal Policies, and within ten (10) days after renewal, Borrower shall deliver certified copies of the Policies marked “premium paid” or accompanied by evidence satisfactory to Administrative Agent of payment of the premiums due thereunder (the “Insurance Premiums”).

(c)           Any blanket insurance Policy shall provide the same protection as would a separate Policy insuring only the Borrowing Base Assets in compliance with the provisions of subsection 1.1.1(a) above.

(d)           All Policies of insurance provided for or contemplated by subsection 1.1.1(a), except for the Policy referenced in subsection 1.1.1(a)(v), shall name Administrative Agent and the applicable Subsidiary Guarantor as the insured or additional insured, as their respective interests may appear, and at such time as the Performance Date Delivery Requirements must be met, in the case of property damage, rent loss, business interruption, boiler and machinery, earthquake and flood insurance, shall contain a so-called New York standard noncontributing mortgagee clause (or its equivalent) in favor of Administrative Agent providing that the loss thereunder shall be payable to Administrative Agent.

(e)           All Policies of insurance provided for in subsection 1.1.1(a) shall contain clauses or endorsements to the effect that:

(i)            no act or negligence of the applicable Subsidiary Guarantor , or anyone acting for the applicable Subsidiary Guarantor , or of any tenant under any lease or other occupant, or failure to comply with the provisions of any Policy which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Administrative Agent is concerned;

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(ii)           the Policy shall not be materially changed (other than to increase the coverage provided thereby), terminated or cancelled without at least 30 days’ written notice to Administrative Agent and any other party named therein as an insured; and

(iii)          Administrative Agent shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f)            Borrower shall furnish to Administrative Agent, on or before thirty (30) days after the close of each of Borrower’s fiscal years, a statement certified by Borrower or a Responsible Officer of Borrower of the amounts of insurance maintained in compliance herewith, of the risks covered by such insurance and of the insurance company or companies which carry such insurance and, if requested by Administrative Agent, verification of the adequacy of such insurance by an independent insurance broker or appraiser acceptable to Administrative Agent.

(g)           If at any time Administrative Agent is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Administrative Agent shall have the right, without notice to Borrower to take such action as Administrative Agent deems necessary to protect its interest in the Borrowing Base Assets, including, without limitation, the obtaining of such insurance coverage as Administrative Agent in its sole discretion deems appropriate, and all expenses incurred by Administrative Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Administrative Agent upon demand and until paid shall be secured by the Collateral Documents and shall bear interest at the default rate specified in this Agreement,

(h)           In the event of a foreclosure of a Collateral Document relating to such Borrowing Base Asset or other transfer of title to the Borrowing Base Asset in extinguishment in whole or in part of the Secured Obligations, all right, title and interest of Borrower in and to the Policies then in force concerning the Borrowing Base Assets and all proceeds payable thereunder shall thereupon vest exclusively in Administrative Agent or the purchaser at such foreclosure or other transferee in the event of such other transfer of title.

As an alternative to the Policies required to be maintained pursuant to the preceding provisions of this Section 1.1, Borrower will not be in default under this Section 1.1 if Borrower maintains (or causes to be maintained) Policies which (1) have coverages, deductibles and/or other related provisions other than those specified above and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth above (any such Policy, a “Non-Conforming Policy”), provided, that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), Borrower shall have received Administrative Agent’s prior written consent thereto.

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EXHIBIT E

FORM OF

SECTION 2.12(e) U.S. TAX COMPLIANCE CERTIFICATE

Reference is hereby made to the Credit Agreement dated as of May 23, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Summit Hotel OP, LP, as borrower, and KeyBank National Association, as administrative agent, and the other parties party thereto.

Pursuant to the provisions of Section 2.12(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code,  and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non U.S. Person status on IRS Form W 8BEN.  By executing this certificate, the undersigned agrees that if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER PARTY]

By:
Name:
Title:

Date:	, 20